UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-1 REGISTRATION STATEMENT Under The Securities Act of 1933
GEI Global Energy Corp.
(Name of small business issuer in its charter)

Nevada	3699	27-3429931
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

GEI Global Energy Corp.
6060 Covered Wagon Trail
Flint, Michigan 48532
(810) 610-2816
 (Address and telephone number of Registrant’s principal executive offices)

10300 W. Charleston, Blvd. #13-56
Las Vegas, NV 89135
702-425-2873
 (Name, address and telephone number of Registrant’s agent for service)

Please send copies of all communications to:
Joseph Lambert Pittera, Esq.
Law Offices of Joseph Lambert Pittera 2214 Torrance Boulevard Torrance, California 90501 Telephone: (310) 328-3588 Facsimile No. (310) 328-3063

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
	Amount to	Maximum		Maximum
Title of Each Class	be	Offering		Aggregate		Amount of
of Securities to be	Registered	Price		Offering		Registration
Registered	(1)	Per Share ($)		Price ($)(2)		Fee($)

Shares of Common Stock, $ Par Value $0.001	17,000,000	$0.90	(1)	$15,300,000	(1)	$1970.64

1
We are registering 17,000,000 shares of our common stock that we will sell to Kodiak Capital Group, LLC pursuant to an Investment Agreement entered into on April 9, 2014, which together shall have an aggregate initial offering price not to exceed $10,000,000. In the event the maximum aggregate offering price is reached, any remaining unsold shares shall be removed from registration. The proposed maximum offering price per share will be determined by the registrant in connection with the issuance of the securities registered hereunder.

2	The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the high and low transaction prices on April 14, 2014.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  Neither we, nor the selling shareholders, may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and neither we, nor the selling stockholders, are soliciting offers to buy these securities in any state where the offer of sale is not permitted.

PROSPECTUS

GEI Global Energy Corp.
6060 Covered Wagon Trail
Flint, Michigan 48532
(810) 610-2816

A Maximum of 17,000,000 Shares of
Common Stock At $0.90 Per Share

We are hereby registering 17,000,000 shares, representing approximately 26% of our fully-diluted outstanding common stock if warrants held by our directors are exercised and all shares are sold, for sale by Kodiak Capital Group, LLC, a Delaware limited liability company, pursuant to an Investment Agreement. The agreement allows us to require Kodiak to purchase up to $10,000,000 of our common stock.

We are not selling any shares of common stock in the resale offering. We, therefore, will not receive any proceeds from the sale of the shares by a selling shareholder. We will, however, receive proceeds from the sale of securities to Kodiak pursuant to Put Notice(s) under the Investment Agreement.

This offering will terminate on the earlier of (i) when all 17,000,000 shares are sold, (ii) when the maximum offering amount of $10,000,000 has been achieved, or (iii) on the date which is 18 months after the effective date hereof, unless we terminate it earlier.

Investing in the common stock involves risks. GEI Global Energy Corp., Inc. is a development stage company with limited operations, limited income, and limited assets, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 8. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990, and as a result you may be limited in your ability to sell our stock.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the OTCQB under the symbol “GEIG.” The closing price of our common stock as reported on the OTCQB on May 8, 2014, was $0.04.

These shares may be sold by Kodiak from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

	Number of Shares	Offering Price	Underwriting Discounts & Commissions	Proceeds to Company
Per Share Maximum	17,000,000	$0.90	$0.0	$10,000,000

GEI Global Energy Corp. does not plan to use this offering prospectus before the effective date. Kodiak, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act,” and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. Kodiak will purchase the shares of our common stock for seventy -five percent (75%) of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. Kodiak has informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Subject to Completion, Dated May ___, 2014

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. Neither we, nor the selling shareholders have authorized anyone to provide you with different or additional information.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell nor is it seeking an offer to buy shares of our common stock in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of shares of our common stock.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed business information, financial statements and related notes that appear elsewhere in this prospectus.  In this prospectus, unless the context otherwise denotes, references to “we”, “us”, “our”, and “Company” are to GEI Global Energy Corp.

GEI GLOBAL ENERGY CORP. COMPANY OVERVIEW – INCORPORATED 2013, STATE OF NEVADA

GEI Global Energy Corp. (OTCQB: GEIG) designs, develops and manufactures fuel cell systems. The Company, formerly Suja Minerals Corporations is located in Flint, Michigan. GEI’s primary product offering is the X5 Smart Adaptable Fuel Cell Auxiliary Power Unit (GEI X5). The Auxiliary Power Unit (APU) can be sized to meet the power requirements for a number of applications. The GEI X5 fuel cell power system incorporates a high temperature polymer exchange membrane (PEM) fuel cell and a high density energy storage system.

GEI technology allows the fuel cell to run on a variety of fuel types such natural gas, methane, propane and biofuels. Fuel cells require a constant source of fuel and will always provide power, and do not require re-charging like a battery.  The GEI X5’s ability to convert multiple fuel sources to energy and combine with other type of power generating technologies such as Solar and Wind allows the technology to benefit from the existing logistics fuel infrastructure and enhances the value proposition for Solar and Wind by providing steady and consistent power for grid integration. This “hybrid” power architecture ensures the GEI X5 will remain cost competitive for world markets where natural gas is abundant combined with Solar and Wind. The Company intends to build fuel cells ranging from 2kW – 100 kW, and since the GEI X5 is scalable and stackable, the Company can build multi megawatt “hybrid” fuel cell power plants.

Compared to fuel cell products manufactured by other companies that provide either back up power or power to a single application, the GEI fuel cell system is capable of providing primary power for homes and buildings. The GEI X5 battery or energy storage system provides smooth operations with instant start capability and responds to instant power demands. The Company intends to provide a single, robust and scalable technology that is adequate for multiple platforms and provides 7 economies of scale in design and manufacturing.

With a multitude of applications and income generation possibilities, patent protection was and is a priority.   Currently GEIG holds an exclusive license on one existing patent two pending patents held directly by Dr. Berry. The US: 7,843,185 Patent relates to Configurable Input High-Power DC-DC Converter  (power management) and the two pending patents relate to its fuel cell bipolar plate for optimal uniform delivery of reactant gases and efficient water removal  (thermal systems management).  This includes its stack design and assembly of high temperature PEM fuel cells. An accumulation of patents and proprietary rights on related technologies will give GEIG a strong, competitive advantage over its competitors. The Company also owns the trademark – “Global Energy Innovation” Currently, the Company leases 2,500 sq.ft of office/ warehousing facilities in Flint, Michigan. It has a plan to acquire or lease an approximately 70,000 sq.ft building which will function as the United States assembly plant. For other regions, the Company will assemble units in partnership with local manufacturers.

GEIG’s fuel cell technology can combine with renewable energy sources such as wind, solar and bio fuels. It has the potential for rural electrification in the US as well as for developing countries. This economical source of power is capable of providing electricity to 2.1 billion people in the world.

Fuel cell technology has a potential for rural electrification both in the U.S. and for developing countries. This technology would allow the use of renewable energy around the clock regardless of location. This opportunity is capable of electrifying 2.1 billion people without electricity. GEIG expects to be fully operational in 2014. The Company intends to become the largest fuel cell auxiliary power provider with revenues of $150+ million in 5 years. The Company has put in place the ‘Blue Ocean’ strategy to build scalable and customer centric fuel cell power systems. The Michigan plant will provide employment as the  Company scales to build strategic partnerships to provide an end- to- end power solution.

CORPORATE INFORMATION

Global Energy Innovations was incorporated within the State of Michigan in 2007 as a private company, and became a public company listed as GEI Global Energy Corp. (GEIG) August 15, 2013, through a reverse acquisition with the public company SUJA Minerals Corp. incorporated within the State of Nevada.

Our corporate headquarters are located at 6060 Covered Wagon Trail, Flint, Michigan, 48532, and our telephone number is (810) 610-2816. Our website is http://www.geiglobal.com/. Information contained on our website is not incorporated into, and does not constitute any part of this Prospectus.

THE OFFERING

Following is a brief summary of this offering.  Please see the Plan of Distribution section for a more detailed description of the terms of the offer.

Securities Offered:
Under the Investment Agreement, Kodiak has agreed to provide us with up to $10,000,000 of funding upon effectiveness of this prospectus; for which 17,000,000 shares of our common stock are being registered pursuant to this prospectus. During this period, we can deliver a put under the Investment Agreement by selling shares of our common stock to Kodiak and Kodiak will be obligated to purchase the shares. An individual put transaction must close before we can deliver another put notice to Kodiak.

Offering Price Per Share:
The purchase price per share of common stock will be set at seventy five percent (75%) of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement (i.e. 25% discount to market). The maximum offering price is $0.90 for the 17,000,000 for a maximum aggregate offering price of $15,300,000.

•	Offering Period:	The shares are being offered for a period not to exceed December 31, 2015.

•	Company Proceeds:	$10,000,000 maximum

•	Use of Proceeds:	See Use of Proceeds

•	Shares Outstanding Before:	47,614,969

•	Shares Outstanding After:	65,614,969

RISK FACTORS

Investment in the securities offered hereby involves certain risks and is suitable only for investors of substantial financial means. Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.

RISKS ASSOCIATED WITH OUR COMPANY

Damage to Brand Name

Since fuel cell is relatively nascent and every new improvement is viewed with a certain amount of doubt, any fault in the working of the GEIG fuel cell power system could damage the Company’s brand name.

Unauthorized Use of Intellectual Property

The GEIG fuel cell system is a potential game changer in the energy industry. Likely competitors may very well duplicate the workings of the GEI X5 fuel cell technology.

High Capital Requirements

Significant capital will be required to build large scale production facilities once contracts with government and private parties are finalized.

Lack of Profitable Operating History

The Company does not have a history of profitable operation. There is no assurance that the Company will ever be profitable. The Company’s ability to achieve profitability will depend upon a number of factors, including, but not limited to, whether the Company:

●	has funds available for working capital, project development and sales and marketing efforts;
●	has funds for the continuous upgrading of its production operations and facilities;
●	achieves the projected sales revenues;
●	controls the Company’s operating expenses;
●	continues to attract new business;
●	withstands competition in the Company’s marketplace.

Competition

The Company’s competitors are rapidly changing and may be well capitalized and financially stronger than GEI Global Energy Corp..  Our competitors could reproduce the company’s business model without significant barriers to entry.

The Company’s activities may require additional financing, which may not be obtainable.

The Company had limited cash deposits. Based on the Company’s expectations as to future performance, the Company considers these resources and existing and anticipated credit facilities, to be adequate to meet the Company’s anticipated cash and working capital needs at least through December 31, 2014. The Company, however, expects to be able to raise capital to fund the Company’s operations, current and future acquisitions and investment in new program development. The Company may also need to raise additional capital to fund expansion of the Company’s business by way of one or more strategic acquisitions. Unless the Company’s results improve significantly, it is doubtful that the Company will be able to obtain additional capital for any purpose if and when necessary

The Company depends heavily on the Company’s senior management who may be difficult to replace.

The Company believes that the Company’s future success depends to a significant degree on the skills, experience and efforts of its Chairman, CEO and other key executives. Any of these executives would be difficult to replace. While all of them have incentives to remain with the Company such as stock equity and are not bound by employment contracts, there is no assurance that either of them will not elect to terminate their services to us at any time.

Increasing the Company’s business depends on the Company’s ability to increase demand for the Company’s products and services.

While the Company believes that there is a market for its planned increase in the Company’s products and services, there is no guarantee that the Company will be successful in its choice of product or technology or that consumer demand will increase as the Company anticipates.

The Company’s ability to operate and compete effectively requires that the Company hires and retains skilled marketing and technical personnel, who have been in short supply from time to time and may be unavailable to us when the Company needs them.

The Company’s business requires us to be able to continuously attract, train, motivate and retain highly skilled employees, particularly marketing and other senior management personnel. The Company’s failure to attract and retain the highly trained personnel who are integral to the Company’s sales, development and distribution processes may limit the rate at which the Company can generate sales. The Company’s inability to attract and retain the individuals the Company needs could adversely impact the Company’s business and the Company’s ability to achieve profitability. The company intends to mitigate this risk by purchasing business interruption insurance.

The Company may suffer from a business interruption and continuity of its ongoing operations might be affected.

The Company’s ability to implement its business plans may be adversely affected by any business interruption that will affect the continuity of its operations. While the Company may take reasonable steps to protect itself, there could be interruptions from computer viruses, server attacks, network or production failures and other potential interruptions that would be beyond the Company’s reasonable control. There can be no assurance that the Company’s efforts will prevent all such interruptions. Any of the foregoing events may result in an interruption of services and a breach of the Company’s obligations to its clients and customers or otherwise have a material adverse effect on the business of the Company.

Macro-economic factors may impede business, access to finance or may increase the cost of finance or other operational costs of the Company.

Changes in the United States and global financial and equity markets, including market disruptions, interest rate fluctuations, or inflation changes, may make it more difficult for the Company to obtain financing for its operations or investments or increase the cost of obtaining financing.  In the event that the Company is delayed in attaining its projections, borrowing costs can be affected by short and long-term debt ratings assigned by independent ratings agencies which are based, in significant part, on the Company’s performance as measured by credit metrics such as interest coverage and leverage ratios. Decrease in these ratios or debt ratings would increase the Company’s cost of borrowings and make it more difficult to obtain financing.

There is a limitation on the officers and directors liability.

The articles of the Company limit the personal liability of directors and officers for breach of fiduciary duty and the Company provides an indemnity for expenses and liabilities to any person who is threatened or made a party to any legal action by reason of the fact that the person is or was a director or officer of the Company unless the action of proven to that the person was liable to be negligent or misconduct in the performance of their duty to the Company.

The loss of our key officers or directors may raise substantial doubt as to the continued viability of the Company.

GEI Global Energy Corp.’s operations depend on the technical efforts of key officers and directors and the loss of their services may subsequently harm the company.

Because of our new business model, we have not proven our ability to generate profit, and any investment in GEI Global Energy Corp. is risky.

We have very little meaningful operating history so it will be difficult for you to evaluate an investment in our stock.  We cannot assure that we will ever be profitable.  Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

We may be unsuccessful in monitoring new trends.

Our net revenue might decrease with time. Consequently, our future success depends on our ability to identify and monitor trends and the development of new markets. To establish market acceptance of a new technologies, we will dedicate significant resources to research and development, production and sales and marketing. We will incur significant costs in developing, commissioning and selling new products, which often significantly precedes meaningful revenues from its sale. Consequently, new business can require significant time and investment to achieve profitability. Prospective investors should note, however, that there can be no assurance that our efforts to introduce new products or other services will be successful or profitable.

We may face distribution and product risks.

Our future financial results depend in large part on our ability to develop relationships with our customers. Any disruption in our relationships with our future customers could adversely affect our financial performance.

We may face claims of infringement on intellectual property rights.

Other parties may assert claims of ownership or infringement or assert a right to payment with respect to the exploitation of certain intellectual properties against us. In many cases, the rights owned or being acquired by us are limited in scope, do not extend to exploitation in all present or future uses or in perpetuity. We cannot assure you that we will prevail in any of these claims. In addition, our ability to demonstrate, maintain or enforce these rights may be difficult. The inability to demonstrate or difficulty in demonstrating our ownership or license rights in these technologies may adversely affect our ability to generate revenue from or use of these intellectual property rights.

If our operating costs exceed our estimates, it may impact our ability to continue operations.

We believe we have accurately estimated our needs for the next 18 months. It is possible that we may need to purchase additional equipment, hire additional personnel, and further develop new business ventures, or that our operating costs will be higher than estimated.  If this happens, it may impact our ability to generate revenue and we would need to seek additional funding.  We intend to establish our initial client base via existing relationships that our directors and officers have established in past business relationships.  Should these relationships not generate the anticipated volume of business, any unanticipated costs would diminish our working capital.

Competitors with more resources may force us out of business.

Competition in our sectors of business come from a variety of factors, including quality, timely commissioning of new projects, product positioning, pricing and brand name recognition.  The principal competitors for our business may do this better than we can. Each of these competitors has substantially greater financial resources than we do. New technologies may also present substantial competition. We may be unsuccessful in competing with these competitors, which may materially harm our business.

GEI Global Energy Corp. may not be able to attain profitability without additional funding, which may be unavailable.

GEI Global Energy Corp. has limited capital resources. Unless GEI Global Energy Corp. begins to generate sufficient revenues to finance operations as a going concern, GEI Global Energy Corp. may experience liquidity and solvency problems. Such liquidity and solvency problems may force GEI Global Energy Corp. to cease operations if additional financing is not available.

RISKS ASSOCIATED WITH THIS OFFERING

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Kodiak Capital Group Investment Agreement.

The sale of our common stock to Kodiak Capital Group, LLC in accordance with the Investment Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to Kodiak in order to exercise a put under the Investment Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the Offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Kodiak Capital Group, LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

The purchase price per share of common stock will be set at seventy five percent (75%) of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. The foregoing purchase price shall always remain within the range provided by the maximum offering price of $0.90 and the floor price established by the company for each put request.

Kodiak has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Kodiak sells our shares, the price of our common stock may decrease. If our stock price decreases, Kodiak may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Investment Agreements may cause the price of our common stock to decline.

Kodiak Capital Group, LLC has entered into similar agreements with other public companies and may not have sufficient capital to meet our put notices.

Kodiak has entered into similar investment agreements with other public companies, and some of those companies have filed registration statements with the intent of registering shares to be sold to Kodiak pursuant to investment agreements. We do not know if management at any of the companies who have or will have effective registration statements intend to raise funds now or in the future, what the size or frequency of each put request would be, if floors will be used to restrict the amount of shares sold, or if the investment agreement will ultimately be cancelled or expire before the entire amount of shares are put to Kodiak. Although we do not have any control over the requests of these other companies, if Kodiak receives significant requests. However, Kodiak should have the financial ability to meet our requests if Kodiak establishes a reserve of funds in advance on our behalf.

We are registering an aggregate of 17,000,000 shares of common stock to be issued under the Kodiak Investment Agreement. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 17,000,000 shares of common stock under the registration statement of which this Prospectus forms a part for issuance pursuant to the Kodiak Investment Agreement. The sale of these shares into the public market by Kodiak could depress the market price of our common stock.

Liquidity on the OTCQB is limited, and the Company may be unable to obtain listing of the Company’s Common Stock on a more liquid market.

The Company’s Common Stock will be quoted on the OTCQB, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchange) or an automated quotation system (such as the Nasdaq National or SmallCap Market). There is uncertainty that any of the Company’s securities will ever be accepted for listing on an automated quotation system or securities exchange.

The Board of the Company has full discretion to reallocate the Proceeds.

The Company intends to use the net proceeds from this offering for the purposes and in the amounts described ‘USE OF PROCEEDS’.  The Company’s estimates of its allocation of the net proceeds of the offering are based upon the current state of its business operations, its current plans and current economic and industry conditions.  These estimates are subject to change based on material factors such as delays in project development, unanticipated or changes in the level of competition, adverse market trends and new business opportunities. Thus the Company will have broad discretion to make material changes in the allocation of the proceeds.

The Company’s Common Stock may be thinly traded, and the public market may provide little or no liquidity for holders of the Company’s Common Stock.

Purchasers of shares of the Company’s Common Stock may find it difficult to resell their shares at prices quoted in the market or at all. There is currently a limited volume of trading in the Company’s Common Stock, and on many days there has been no trading activity at all. Due to the historically low trading price of the Company’s Common Stock, many brokerage firms may be unwilling to effect transactions in the Company’s Common Stock, particularly because low-priced securities are subject to an SEC rule that imposes additional sales practice requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share). The Company cannot predict when or whether investor interest in the Company’s Common Stock might lead to an increase in its market price or the development of a more active trading market or how liquid that market might become.

The Company is making the offering on a best efforts basis and there is no assurance that the offering will be sold.

There is no assurance that the Company’s offering will be sold, in whole or even in part. The proposed use of net proceeds assumes a sale of the full amount of the offering.

Investors in this offering will bear a substantial risk of loss due to immediate and substantial dilution.

The principal shareholders of GEI Global Energy Corp. own a majority of the outstanding shares of GEI Global Energy Corp. common stock. Further issues of stock will mean that shareholders may experience substantial “dilution.”  Therefore, the investors in this offering will bear a substantial portion of the risk of loss. Please refer to the section titled “Dilution” herein.

Purchasers in this offering will have limited control over decision making because a small group of shareholders control a majority of shares issued and outstanding before and after this offering.

Such concentrated control may also make it difficult for stockholders to receive a premium for their shares of the Company in the event the Company enters into transactions, which require stockholder approval. This concentration of ownership limits the power to exercise control by the minority shareholders.

Investors may have difficulty liquidating their investment because GEI Global Energy Corp.’s stock will be subject to Penny Stock Regulation.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. The rules, in part, require broker/dealers to provide penny stock investors with increased risk disclosure documents and make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These heightened disclosure requirements may have the effect of reducing the number of broker/dealers willing to make a market in GEI Global Energy Corp. shares, thereby reducing the level of trading activity in any secondary market that may develop for GEI Global Energy Corp. shares. Consequently, customers in GEI Global Energy Corp. securities may find it difficult to sell their securities, if at all.

RISKS RELATED TO OUR COMMON STOCK

The market price of our common stock may be volatile and may be affected by market conditions beyond our control.

The market price of our common stock is subject to significant fluctuations in response to, among other factors such as:

•	Variations in our operating results and market conditions specific to Fuel Cell Industry companies;
•	Announcements of innovations or new products or services by us or our competitors;
•	Operating and market price performance of other companies that investors deem comparable;
•	Changes in our board or management;
•	Sales or purchases of our common stock by insiders;
•	Commencement of, or involvement in, litigation;

In addition, if the market for stocks in our industry or the stock market in general, experiences a loss of investor confidence, the market price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause the price of our common stock to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to the board of directors and management.

If we are unable to pay the costs associated with being a public, reporting company, we may not be able to continue trading on the Over the Counter Bulletin Board and/or we may be forced to discontinue operations.

Our common stock is listed for trading on the OTCQB. We expect to have significant costs associated with being a public, reporting company, which may raise substantial doubt about our ability to continue trading on the OTCQB and/or continue as a going concern. Our ability to continue trading on the OTCQB and/or continue as a going concern will depend on positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. If we are unable to achieve the necessary product sales or raise or obtain needed funding to cover the costs of operating as a public, reporting company, our common stock may be deleted from the OTCQB and/or we may be forced to discontinue operations.

Our principal stockholders have the ability to exert significant control in matters requiring stockholder approval and could delay, deter, or prevent a change in control of our company.

Principal stockholders hold a considerable percentage of stock and have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because they control such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Because the influence by these shareholders could result in management making decisions that are in the best interest of those shareholders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock. Investors who purchase our common stock should be willing to entrust all aspects of operational control to our current management team.

We do not intend to pay dividends in the foreseeable future.

We do not intend to pay any dividends in the foreseeable future. We do not plan on making any cash distributions in the manner of a dividend or otherwise. Our Board presently intends to follow a policy of retaining earnings, if any.

We have the right to issue additional common stock and preferred stock without consent of stockholders. This would have the effect of diluting investors’ ownership and could decrease the value of their investment.

We are authorized to issue up to 1,400,000,000 shares of common stock, of which there are currently 48,614,969 shares issued and outstanding.

In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the Board of Directors. Our certificate of incorporation has authorized the issuance of up to 10,000,000 shares of preferred stock in the discretion of our Board. The shares of authorized but undesignated preferred stock may be issued upon filing of an amended certificate of incorporation and the payment of required fees; no further stockholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by our Board and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

The forward looking statements contained in this Prospectus report may prove incorrect.

This Prospectus contains certain forward-looking statements, including among others: (i) anticipated trends in our financial condition and results of operations; (ii) our business strategy for expanding distribution; and (iii) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this “Risk Factors” discussion, important factors to consider in evaluating such forward-looking statements include: (i) changes to external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) anticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the biotechnology industry; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this “Risk Factors” discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will, in fact, transpire.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this Prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this Prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this Prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

When all of the shares are sold the gross proceeds over a period of 18 months from this offering will be $10,000,000. Our management will have broad discretion to allocate the net proceeds from this offering. The primary use of funds will be to complete the development of the GEI X5 fuel cell technology, obtain North America, and European certifications, deploy pre-commercial field test units in the United States, Italy, India, and Asia, and build-out 5,000 sq. feet of manufacturing and final assembly space to launch global commercialization.

Management will also look to structure the GEI Global subsidiary of GEI Global Holdings and Acquisitions. The subsidiary will seek strategic mergers and acquisitions of complementary technology to diversify revenue, to solidify the global supply chain, to manage competition, and to expand the capability of the GEI X5fuel cell power systems technology.

Actual expenditures may vary from our estimates, but we expect to disburse the proceeds from this offering in the priority set forth below, within the first 18 months after successful completion of this offering:

Proceeds to Us:	$10,000,000

Capital Equipment	$2,000,000
Personnel	$1,200,000
Certifications	$100,000
Field Test	$800,000
Auditing and Legal	$150,000
Brand Development and Marketing	$250,000
Operations & Supplies	$900,000
Facilities Expansion	$1,800,000
Acquisitions	$2,000,000
Reserve	$800,000

Total Net Proceeds	$10,000,000

INVESTMENT AGREEMENT

On April 9, 2014, we entered into the Investment Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC in order to establish a possible source of funding for us.

Under the Investment Agreement, Kodiak has agreed to provide us with up to $ 10,000,000 of funding upon effectiveness of this prospectus; for which 17,000,000 shares of our common stock are being registered pursuant to this prospectus. During this period, we can deliver a put under the Investment Agreement by selling shares of our common stock to Kodiak and Kodiak will be obligated to purchase the shares. A put transaction must close before we can deliver another put notice to Kodiak.

We may request a put by sending a put notice to Kodiak, stating the amount of the put. During the five trading days following a notice, we will calculate the amount of shares we will sell to Kodiak and the purchase price per share. The number of shares of Common Stock that Kodiak shall purchase pursuant to each put notice shall be determined by dividing the amount of the put by the purchase price.

The purchase price per share of common stock will be set at seventy five percent (75%) of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. The foregoing purchase price shall always remain within the range provided by the maximum offering price of $0.90 and the floor price established by the company for each put request.

There is no minimum amount we can ‘put’ to Kodiak at any one time. Upon effectiveness of the Registration Statement, the Company shall deliver instructions to its transfer agent to issue shares of Common Stock to Kodiak free of restrictive legends on or before each closing date.

Pursuant to the Investment Agreement, Kodiak and its affiliates shall not be issued shares of our common stock that would result in its beneficial ownership equaling more than 9.99% of our outstanding common stock.

Kodiak will not enter into any short selling or any other hedging activities during the pricing period. On April 9, 2014, we entered into a Registration Rights Agreement with Kodiak requiring, among other things that we prepare and file with the SEC a Registration Statement on Form S-1 covering the shares issuable to Kodiak under the Investment Agreement. As per the Investment Agreement, none of Kodiak’s obligations thereunder are transferrable and may not be assigned to a third party.

SELLING SECURITY HOLDERS

The buying Shareholder is Kodiak Capital Group, LLC , a Delaware limited liability company. The purchase price per share of common stock will be set at seventy five percent (75%) of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. The foregoing purchase price shall always remain within the range provided by the maximum offering price of $0.90 and the floor price established by the company for each put request.

In connection with the Investment Agreement, we (i) paid to Kodiak $15,000 to cover their legal and administrative costs, (ii) issued to Kodiak an aggregate of 1,500,000 shares of our common stock, restricted in accordance with Rule 144, as a commitment for the investment.

As of the date of this Prospectus, assuming a closing bid price of $0.45 per share, our maximum sales price to Kodiak would be $0.90 per share and we would have to issue approximately 17,000,000 shares of our common stock to receive the entire amount of $10,000,000.

As of the date of this Prospectus, there are approximately 47,614,969 issued and outstanding shares of our common stock, of which, approximately 32,798,299 shares are held by non-affiliates. The Kodiak registration of 17,000,000 shares represents 35.7% of the total issued and outstanding shares, and 51.8% of the non-affiliate issued and outstanding shares. After the Kodiak registration and if all 17,000,000 million shares were issued, Kodiak’s ownership would represent 26.3% of the total issued and outstanding shares.

However, we cannot sell shares to Kodiak if such shares would cause Kodiak to own more than 9.99% of our common stock. As a result, as of the date of this Prospectus, Kodiak cannot own more than approximately 6,461,496 shares after giving effect to that issuance to Kodiak. If our total number of outstanding shares of common stock increases, as it will as we sell shares to Kodiak under the Investment Agreement, then we would be able to sell more shares to Kodiak before reaching the 9.99% threshold. In the event gross proceeds reach $10,000,000 from the sale of less than 17,000,000 shares, the offering will end with no further shares sold. Our limited trading volume and price volatility is likely to inhibit Kodiak’s ability to resell shares we sell to them, which will negatively impact our ability to sell more shares to them. It is also likely that each sale will decrease our stock price which means subsequent sale may provide less proceeds per share that the previous sale. In addition, we have only registered 17,000,000 shares for resale by Kodiak.

Kodiak intends to sell up to 17,000,000 shares and is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Investment Agreement. As of date of this Prospectus, Kodiak or its affiliates owns 1,500,000 shares of our common stock prior to the offering. After the offering is completed, unless they have sold some or all of the shares held as of the date hereof, Kodiak will continue to own 1,500,000 shares of our common stock.

All of the shares held by the selling stockholders are restricted securities as that term is defined in Rule 144 promulgated under the Securities Act of 1933.

DETERMINATION OF OFFERING PRICE

The offering price of the 17,000,000 shares of common stock offered for sale at the maximum price of $0.90 per share bears no relationship to any objective criterion of value and bears no relationship to GEI Global Energy Corp.’s assets, book value, historical earnings, or net worth.  In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering.  Accordingly, the offering price should not be considered an indication of the actual value of our securities.

PLAN OF DISTRIBUTION--INVESTMENT AGREEMENT

On April 9, 2014, we entered into the Investment Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC in order to establish a possible source of funding for us.

Under the Investment Agreement, Kodiak has agreed to provide us with up to $10,000,000 of funding upon effectiveness of this prospectus; for which 17,000,000 shares of our common stock are being registered pursuant to this prospectus. During this period, we can deliver a put under the Investment Agreement by selling shares of our common stock to Kodiak and Kodiak will be obligated to purchase the shares. A put transaction must close before we can deliver another put notice to Kodiak.

We may request a put by sending a put notice to Kodiak, stating the amount of the put. During the five trading days following a notice, we will calculate the amount of shares we will sell to Kodiak and the purchase price per share. The number of shares of Common Stock that Kodiak shall purchase pursuant to each put notice shall be determined by dividing the amount of the put by the purchase price.

The purchase price per share of common stock will be set at seventy five percent (75%) of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. The foregoing purchase price shall always remain within the range provided by the maximum offering price of $0.90 and the floor price established by the company for each put request.

There is no minimum amount we can put to Kodiak at any one time. Upon effectiveness of the Registration Statement, the Company shall deliver instructions to its transfer agent to issue shares of Common Stock to Kodiak free of restrictive legends on or before each closing date.

Pursuant to the Investment Agreement, Kodiak and its affiliates shall not be issued shares of our common stock that would result in its beneficial ownership equaling more than 9.99% of our outstanding common stock.

Kodiak will not enter into any short selling or any other hedging activities during the pricing period. On April 9, 2014, we entered into a Registration Rights Agreement with Kodiak requiring, among other things that we prepare and file with the SEC a Registration Statement on Form S-1 covering the shares issuable to Kodiak under the Investment Agreement. As per the Investment Agreement, none of Kodiak’s obligations thereunder are transferrable and may not be assigned to a third party.

FLOOR PRICE. The Company shall reserve the right to insert a Floor Price in the notice of draw down, if the Securities fall below the Floor Price during the Pricing Period, the Investor reserves the right to purchase any amount of the Securities, up to the Offering Amount (such that the total security ownership percentage is always less than 9.99% of the issued and outstanding shares), at the Floor Price.

TERMS OF THE OFFERING

The Registrant intends to register 17,000,000 common shares at a maximum price of $0.90 per share for sale to Kodiak Capital. The Registrant shall receive $10,000,000 from the offering.  The purchase price per share of common stock will be set at seventy five -percent (75%) of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 1,400,000,000 shares of common stock, par value $0.001 per share.  The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

There are currently no outstanding option awards, but the Company has implemented an employee and consultant stock equity compensation plan through an S8 registration. There are currently 297 warrant awards outstanding. Each warrant is exercisable into one common share at a price of $126 per share for a period of five years.

Reverse Acquisition

On August 15, 2013, Global Energy Innovation Inc. (“GEI”) signed a share purchase agreement (the “Acquisition”) with Suja Minerals Corp. (“Suja”), a public company incorporated in Nevada, United States, according to which Suja has acquired 100% of the 9,000,000 outstanding shares of GEI for $250,000 and 15,000,000 (75,000 post-split) shares of common stock of Suja and 2,500 shares of Series A Convertible Super-Voting Preferred Stock of Suja. Each share of preferred stock in the new company public Company, i.e. GEI GLOBAL ENERGY CORP., has a conversion rate of 1/1000 of the issued and outstanding common stock and the total carries 50% of the voting rights until converted.  In addition, the Company’s President received a right to a royalty of 2.5% of sales up to $100,000,000 per year and 1.5% of sales over $100,000,000 per year for 10 years.

Upon issuance of additional shares by the Company, the President, at his sole discretion, may be issued additional shares equal to a pro-rata percentage of the additional shares issued by the Company, effectively making these shares non-dilutable. This pro-rata percentage based on shares held by the President at the date of the transaction is 65.2%. Should these shares be sold or transferred, this provision will cease to be in effect.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share. The preferred stock may be divided into number of series as our board of directors may determine. Our board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly issued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. Currently there are 2,500 shares of Series A Convertible Super-Voting Preferred Stock issued and outstanding.

Series A Convertible Super-Voting Preferred Stock

Our Board of Directors has designated a series of preferred stock entitled Series A Convertible Super-Voting Preferred Stock. Each of these preferred shares has a common stock conversion rate of 1/1000 of the total issued shares of the common stock of the Purchaser at the time of conversion.  Furthermore, these preferred shares will at all times prior to their total conversion have a collective voting right equal to 50% of the total outstanding voting power of the corporation.  As a result of the issuance to Dr. Berry of 2,500 shares of Series A Convertible Super-Voting Preferred Stock and 15,000,000 (75,000 post-split) shares (of a total 23,050,000 (115,250 post-split) issued and outstanding shares as of 9/16/2013) of the Company’s common stock, Dr. Berry has voting control of the Company, with the voting power to elect the Company’s Board of Directors.

Non-Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend on our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the below described experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company.

Our audited financial statements for the period from inception to December 31, 2013 and reviewed by the Accountants for the period ended December 31, 2013, included in this prospectus has been audited by Manning Elliott LLP.  We include the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.

The Law Offices of Joseph L. Pittera, 2214 Torrance Boulevard, Suite 101, Torrance, California 90501, has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering.

DESCRIPTION OF OUR BUSINESS

General Information

Global Energy Innovations was incorporated within the State of Michigan in 2007 as a private company, and became a public company listed as GEI Global Energy Corp. (GEIG) August 15, 2013, through a reverse acquisition with the public company SUJA Minerals Corp. incorporated within the State of Nevada.

Our corporate headquarters are located at 6060 Covered Wagon Trail, Flint, Michigan, 48532, and our telephone number is (810) 610-2816. Our website is http://www.geiglobal.com/. Information contained on our website is not incorporated into, and does not constitute any part of this Prospectus.

Our fiscal year-end is December 31.

GEI GLOBAL ENERGY CORP.

GEI Global Energy Corp. (OTCQB: GEIG) designs, develops and manufactures fuel cell systems. The Company, formerly Suja Minerals Corporation, is located in Flint, Michigan. GEI’s primary product offering is the X5 Smart Adaptable Fuel Cell Auxiliary Power Unit (GEI X5). The Auxiliary Power Unit (APU) can be sized to meet the power requirements for a number of applications. The GEI X5 fuel cell power system incorporates a high temperature polymer exchange membrane (PEM) fuel cell and a high density energy storage system.

GEI technology allows the cell to run on a variety of fuel types such as solar energy, natural gas, ethanol, propane and biofuels. Fuel cells require a constant source of fuel.  The GEI X5’s ability to convert multiple fuel sources to energy and combine with other type of power generating units such as Solar and Wind allows the technology to benefits from existing fuel infrastructure. This ensures the GEI X5 remains cost competitive in the United States where natural gas is abundant. The Company intends to build fuel cells ranging from 2kW – 100 kW. Since the GEI X5 is scalable and stackable, the Company can build multi megawatt fuel cell power plants.

Compared to fuel cell products manufactured by other companies that provide either back up power or power to a single application, the GEI fuel cell system is capable of providing primary power for homes and buildings. The GEI X5 battery or energy storage system provides smooth operations with instant start capability and responds to instant power demands. The Company intends to provide a single, robust and scalable technology that is adequate for multiple platforms and provides 7 economies of scale in design and manufacturing.

With a multitude of applications and income generation possibilities, patent protection was and is a priority.   Currently GEIG holds an exclusive license on one patent held by Dr. Berry and hold two pending patents held directly. The US: 7,843,185 Patent relates to Configurable Input High-Power DC-DC Converter  (power management) and the two pending patents relate to its fuel cell bipolar plate for optimal uniform delivery of reactant gases and efficient water removal  (thermal systems management).  This includes its stack design and assembly of high temperature PEM fuel cells. An accumulation of patents and proprietary rights on related technologies will give GEIG a strong, competitive advantage over its competitors. The Company also owns the trademark – “Global Energy Innovation” Currently, the Company leases 2,500 sq.ft of office/ warehousing facilities in Flint, Michigan. It has a plan to acquire or lease an approximately 70,000 sq.ft building which will function as the United States assembly plant. For other regions, the Company will assemble units in partnership with local manufacturers.

GEIG’s fuel cell technology can combine with renewable energy sources such as wind, solar and bio fuels. It has the potential for rural electrification in the US as well as for developing countries. This economical source of power is capable of providing electricity to 2.1 billion people in the world.

Fuel cell technology has a potential for rural electrification both in the U.S. and for developing countries. This technology would allow the use of renewable energy around the clock regardless of location. This opportunity is capable of electrifying 2.1 billion people without electricity. GEIG expects to be fully operational in 2014. The Company intends to become the largest fuel cell auxiliary power provider with revenues of $150+ million in 5 years. The Company has put in place the ‘Blue Ocean’ strategy to build scalable and customer centric fuel cell power systems. The Michigan plant will provide employment as the Company scales to build strategic partnerships to provide an end- to- end power solution.

Industry Background

Renewable Energy

The energy sector has faced two major issues in recent times. The first is the low supply of electricity at affordable prices.  The second is the negative effect caused by current methods of electricity generation across the world. The rise in energy prices has been a major cause for worldwide concern, especially in less developed nations such as Pakistan. In May 2012, electricity generation in Pakistan was 8,200 megawatts (“MW”) while demand was 16,400 MW,1 resulting in many hours during the day during in which electrical service was unavailable. The detrimental effects of using conventional sources of energy production have increased at an alarming rate. Coal, oil, and natural gas-fired electrical plants and nuclear plants – polluting sources – produce around 81% of the world’s electrical energy.  Hydro-electric plants, which are largely non-polluting, only produce around 13%.  All other sources, such as solar and wind production, produce around 3%, combined.

Across the world, the call for using renewable sources of energy for electricity generation has been increasing. However solar energy has to date been an expensive proposition with projections of 21 cents a kWh in 2016 compared to the relatively inexpensive conventional sources of electricity generation. Wind energy has failed in most regions due to unreliable supply.

The electricity generation industry is a multi- trillion dollar industry and as demand is projected to increase, the industry is certain to grow. However, the industry faces substantial wastage in terms of heat generation during production. Approximately 68 % of the fuel spent is wasted as heat and only about 30% energy in the fuel reaches the consumer after transmission losses. Hence improving efficiency in production can immediately improve the statistics for this multi-trillion dollar industry. The dynamics of the industry are such that they have led to a concentration of power in a few national energy production companies. Concentration, most of the times, is absolute since there is usually a single major producer in a local area. We believe that the size of the industry and the potential problems it is facing can lead to a more sustainable, cost effective and environmentally friendly alternative.

The fuel cell industry will fill the gap for a cost effective and environmentally friendly electricity producer. The industry broke the $1 billion mark in revenues in 2012. In a report published by Markets and Markets, the fuel cell industry is expected to reach $2.5 billion by 2018 aided by the flexibility in size, power and varied applications that a fuel cell can be used.  The fuel industry is affected by three major factors:

1.	Requirement for resilient energy systems

2.	Cost of conventional fuel sources

3.	Government policies

The driver for this growth has been the cost of hydrogen, which is the fuel source in a fuel cell. Hydrogen is growing because it is less expensive and abundant. However, the widespread adoption for fuel cell has not started since most firms are trying to develop a single product that can be the perfect fuel for electricity generation. With the breakthrough by Dr. Berry and his team in developing fuel cell systems that can be used in electricity generation, it is now possible to produce fuel cells at a reasonable cost. We believe this can lead to increase in demand for the Company’s products from sectors that earlier did not consider fuel cells a viable option.

The current industry figures of an approximately $3 trillion energy market and the demand for roughly 50,000 gigawatts of fuel cells means there can be an initial demand for 50 million fuel cells of average capacity of 100kW. At a price of $500,000 per 100kW the retail market is estimated to be $250 trillion. Not only does the retail market dwarf the GDP of all countries, it also provides an insight into the subdued demand of the energy sector.

The current emphasis on electricity generation via conventional sources has resulted in an insecure, inefficient and environmentally detrimental system. GEIG’s fuel cell systems have the potential to drive the market into an entirely new direction. The GEIG system can be economically produced, is scalable and does not tap into an electricity grid. Therefore, it eliminates most of the waste currently associated with electricity generation and distribution. Its ability to combine with other sources of renewable energy such as wind, solar, tidal and bio fuels can contribute massively to improvement of the economic and health conditions of a vast majority of the population.

Fuel Cell Systems

A fuel cell is a device that produces electricity using chemical reactions without any moving parts. Hydrogen forms the source fuel power, but the fuel cell also requires oxygen to produce electricity. Since electricity is created chemically in a fuel cell, fuel cells are not subject to thermodynamic laws that limit a conventional power plant. Hence, fuel cells are efficient in generating electricity at a greater efficiency of over 50% compared to other non-renewable sources of electricity generation such as internal combustion engine generators which have energy efficiency of approximately 10% to 20%.

Fuel cells continue to generate electricity so long as they have a source of fuel. Therefore, the fuel cell requires refueling and not recharging. The chemical by-products of the fuel cell process are almost entirely CO2, water, and a small amount of NO. The waste heat from some cells can also be harnessed, which further improves system efficiency. In comparison, waste heat from conventional electricity generators is rarely used due to the carbon monoxide generated and inconsistent levels of heat produced

The Fuel Cell Market

There has been significant advancement in the development of fuel cell technology. However there still remain a few critical barriers to mass market commercialization. The barriers include:

•	Lack of hydrogen infrastructure for fuel storage and distribution
•	Significantly high cost of ownership for fuel cell membranes due to use of precious metals
•	Diseconomies of scale for manufacturers in both membrane and component cost
•	Overall manufacturing cost due to lack of large volume applications
•	Lack of a single, robust fuel cell power systems that can cater to varied user requirements

While commercialization of fuel cell systems is not yet a complete success, its potential benefits to the energy industry and users at large cannot be ignored.

The Addressable Fuel Cell Market

While the high cost of components and diseconomies of scale will continue until the time there is wide acceptance of fuel cells as a primary source of energy, GEIG with its X5 Smart Adaptable Fuel Cell Auxiliary Power Unit (the “GEI X5”) solves 2 crucial commercialization barriers. The GEI X5 provides for a fuel storage system as well as a fuel cell power system that can cater to varied user requirements. The GEI X5 uses a high temperature polymer electrolyte membrane (PEM) fuel cell and a high-energy density Nickel Metal Hydride (NiMH) battery. A typical fuel cell system has high energy density but lacks the peak power and load carrying capacities of a typical battery. The X5 hybrid system combines the qualities of both.

The GEI X5 is easily scalable and can be custom sized to meet the requirements of any application. The battery in the X5 caters to instant power demands and enables smooth operations. During low power demand periods, the fuel cell charges the battery. Without a battery, a fuel cell system would be unable to satisfy different load demands and require different control strategies. The GEI X5 hybrid system, by combining the battery to the fuel cell, provides a simple and reliable control system.

The GEI High Temperature PEM (HTPEM) provides solution to the problem of fuel storage. The HTPEM technology operates between temperatures of 160-180 degrees Celsius and extracts hydrogen from available infrastructure such as propane, natural gas, bio fuels, ethanol, methane, methanol and synthetic fuels. This ensures that the X5 fuel cell system is not limited by hydrogen availability. The HTPEM offers a multitude of advantages to the users.

PRINCIPAL PRODUCT

GEI X5 Smart Adaptable Fuel Cell Auxiliary Power Unit

GEI’s primary product offering is the X5 Smart Adaptable Fuel Cell Auxiliary Power Unit (GEI X5). The Auxiliary Power Unit (APU) can be sized to meet the power requirements for a number of applications. The GEI X5 fuel cell power system incorporates a high temperature polymer exchange membrane (PEM) fuel cell and a high density energy storage system.

GEI technology allows the cell to run on a variety of fuel types such as solar energy, natural gas, ethanol, propane and biofuels. Fuel cells require a constant source of fuel.  The GEI X5’s ability to convert multiple fuel sources to energy and combine with other type of power generating units such as Solar and Wind allows the technology to benefits from existing fuel infrastructure. This ensures the GEI X5 remains cost competitive in the United States where natural gas is abundant. The Company intends to build fuel cells ranging from 2kW – 100 kW. Since the GEI X5 is scalable and stackable, the Company can build multi megawatt fuel cell power plants.

Compared to fuel cell products manufactured by other companies that provide either back up power or power to a single application, the GEI fuel cell system is capable of providing primary power for homes and buildings. The GEI X5 battery or energy storage system provides smooth operations with instant start capability and responds to instant power demands. The Company intends to provide a single, robust and scalable technology that is adequate for multiple platforms and provides 7 economies of scale in design and manufacturing.

With a multitude of applications and income generation possibilities, patent protection was and is a priority.   Currently GEIG holds an exclusive license on one patent held by Dr. Berry and hold two pending patents held directly. The US: 7,843,185 Patent relates to Configurable Input High-Power DC-DC Converter  (power management) and the two pending patents relate to its fuel cell bipolar plate for optimal uniform delivery of reactant gases and efficient water removal  (thermal systems management).  This includes its stack design and assembly of high temperature PEM fuel cells. An accumulation of patents and proprietary rights on related technologies will give GEIG a strong, competitive advantage over its competitors. The Company also owns the trademark – “Global Energy Innovation” Currently, the Company leases 2,500 sq.ft of office/ warehousing facilities in Flint, Michigan. It has a plan to acquire or lease an approximately 70,000 sq.ft building which will function as the United States assembly plant. For other regions, the Company will assemble units in partnership with local manufacturers.

GEIG’s fuel cell technology can combine with renewable energy sources such as wind, solar and bio fuels. It has the potential for rural electrification in the US as well as for developing countries. This economical source of power is capable of providing electricity to 2.1 billion people in the world.

Fuel cell technology has a potential for rural electrification both in the U.S. and for developing countries. This technology would allow the use of renewable energy around the clock regardless of location. This opportunity is capable of electrifying 2.1 billion people without electricity. GEIG expects to be fully operational in 2014. The Company intends to become the largest fuel cell auxiliary power provider with revenues of $50+ million in 5 years. The Company has put in place the ‘Blue Ocean’ strategy to build scalable and customer centric fuel cell power systems. The Michigan plant will provide employment.  The Company plans to build strategic partnerships to provide an end – to – end power solution

Competition And Competitive Advantage

GEI X5 has a strategic advantage in terms of systems integration and a robust design methodology. The design methodology has improved overall product quality. The X5 has a significant advantage over other fuel cell systems through the use of HTPEM fuel cell stacks which increase power density by 25% due to more efficient flow distribution and thermal management. This also results in a higher tolerance for impurities such as CO and sulfur in the fuel source while providing the capability to use logistically inexpensive fuels such as low sulfur diesel, propane, methanol, ethanol, and bio-diesel fuels.

Due to the varied application of the GEI fuel cell systems, the Company faces competition from a number of companies. However, many of them do not currently pose a significant threat due to the technological advantage the Company has over them.

Plug Power Systems: Low temperature fuel cell operate on pure hydrogen designed for fork lift trucks. They are not a direct competitor to GEI due to its limited market segment, its low temperature technology and limited scope for expansion.

Clear Edge Power: California based high temperature 5kW fuel cells operating on natural gas and focused on residential customers.  Applications are limited by its inability to meet power demand spikes created by every day household appliances. GEI possesses competitive advantages due to greater perceived system flexibility.

Nordic Power Systems: European based high temperature 1kW fuel cells operating on low sulfur diesel fuel. Nordic has lower operating efficiencies and low volume production compared to GEIG.

UltraCell Power: Portable high temperature 25kW fuel cells operating on reformed methanol.   UltraCell Power target market and large cell size is a significant barrier.

Bloom Energy: We believe Bloom could be a serious competitor in the large stationary and base load stationary markets.  However GEIG fuel cell systems operate at a much lower temperature compared to Bloom’s core fuel cell which operate at 800C and are less responsive to spike in operating loads. Further their current manufacturing process is expensive.

Sources And Availability Of Products

Products are readily available from the vendors evaluated to accommodate short term objectives. Equipment production can be increased with relatively short notice. The product supply chain is well established with at least two suppliers for each core component. GEI Global Energy Corp. has also established an international supply chain partner via Hong Kong and formed a JV partnership denoted as GEI ASIA.

Dependence On One Or A Few Major Customers

GEI Global Energy Corp. is not dependent on one or a few major customers.

Patents And Trademarks

GEI Global Energy Corp. currently holds the U.S. copyright for the company name “GEI Global Energy Innovations”.

Currently GEIG holds an exclusive license on one patent held by Dr. Berry and holds two pending patents held directly. The US: 7,843,185 Patent relates to Configurable Input High-Power DC-DC Converter  (power management) and the two pending patents relate to its fuel cell bipolar plate for optimal uniform delivery of reactant gases and efficient water removal  (thermal systems management).  This includes its stack design and assembly of high temperature PEM fuel cells. An accumulation of patents and proprietary rights on related technologies will give GEIG a strong, competitive advantage over its competitors.

Need For Any Government Approval Or Principal Products

It will be required to obtain UL and EC certifications for commercialization for U.S. and European markets.

Government And Industry Regulation

We will be subject to federal laws and regulations that relate directly or indirectly to our operations including securities laws.  We will also be subject to common business and tax rules and regulations pertaining to the operation of our business.

Environmental Laws

Our operations are not subject to environmental laws and regulations.

Employees And Employment Agreements

GEI Global Energy Corp. currently has three (3) full-time employees.

Organization Within The Last Five Years

GEI Global Energy Corp. has not formed any new organizations within the last 5 years

Description Of Property

GEI Global Energy Corp. leases 3,000 sq. ft. of space in Flint, Michigan and serves as office, testing, and final assembly. Lease rates are $5,080 per month.

Legal Proceedings

We are not involved in any pending legal proceeding nor are we aware of any pending or threatened litigation against us.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations. However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public market currently exists for shares of our common stock.  Following completion of this offering, we intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.

Penny Stock Rules

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock that limits the ability to sell the stock.  The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

●	Contains a description of the nature and level of risk in the market for penny stock in both Public offerings and secondary trading;
●
Contains a description of the broker or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

●	Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;
●	Contains a toll-free number for inquiries on disciplinary actions;
●	Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
●	Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.
●	The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:
●	The bid and offer quotations for the penny stock;
●	The compensation of the broker-dealer and its salesperson in the transaction;
●	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
●	Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling their securities.

REPORTS

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC.  All reports and information filed by us can be found at the SEC website, www.sec.gov.

STOCK TRANSFER AGENT

Our transfer agent will be: VStock Transfer, 77 Spruce Street Suite 200, Cedarhurst, New York 11516

FINANCIAL STATEMENTS

Our fiscal year-end is December 31.  We intend to provide financial statements audited by an Independent Registered Accounting Firm to our shareholders in our annual reports.  The audited financial statements for the years ended December 31, 2013 and 2012 are included.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated.  The discussion should be read in conjunction with our consolidated financial statements and the notes presented herein.  In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed in this annual report.

MANAGEMENT’S PLAN OF OPERATION

The following discussion of our financial condition, changes in financial condition and results of operations for the period ended December 31, 2013, should be read in conjunction with our audited financial statements and related notes for the period ended December 31, 2013.

The analysis of new business opportunities will be undertaken by or under the supervision of the officers and directors of the Company. The Company has unrestricted flexibility in seeking, analyzing and participating in potential business opportunities.

GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities.  Management has plans to seek additional capital through one of more private placement and public offering of its common stock. These conditions will enhance the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Fiscal Year Ended December 31, 2013, Compared to Fiscal Year Ended December 31, 2012

The Company did not generate any revenues for the years ended December 31, 2013 and 2012.

Selling, general and administrative expenses increased to $442,469 from $6,348 for the years ended December 31, 2013 and 2012, respectively. The increase in our selling, general and administrative expenses are related to the salaries of management of $103,129 , business development of $147,635, professional fees of $116,029, rent of $45,450 and office expense of $30,220 in the year ended December 31,  2013 compared to a total of $6,348 in the year ended December 31, 2012.

Interest expense increased to $79,433 from $78,822 for the year ended December 31, 2013 and 2012, respectively. Our interest expense increased as a result of interest and accretion on convertible promissory notes and other borrowings outstanding throughout the year.

Depreciation expense increased to $9,838 from $1,530 for the year ended December 31, 2013 and 2012, respectively. Our depreciation expense increased as a result of the increase in our leasehold improvements to our warehouse.

Liquidity and Capital Resources

We expect to incur substantial expenses and generate significant operating losses as we continue to grow our operations, as well as incur expenses related to operating as a public company and compliance with regulatory requirements.

We have an accumulated deficit at December 31, 2013 of $3,697,339 and need additional cash flows to maintain our operations. We depend on the continued contributions of our executive officers to finance our operations and need to obtain additional funding sources to explore potential strategic relationships and to provide capital and other resources for the further development and marketing of our products and business. We expect our cash needs for the next 12 months to be $850,000 to fund our operations. The ability of the Company to continue its operations is dependent on the successful execution of management’s plans, which include expectations of raiding debt or equity based capital until such time that funds from operations are sufficient to fund working capital requirements. The Company may need to incur additional liabilities with related parties to sustain the Company’s existence. There is no assurance that such funding, if required will be available to us or, if available, will be available upon terms favorable to us.

Cash flows from operations. Our cash (used in) operating activities were ($413,185) and ($23,495) for the years ended December 31, 2013 and 2012, respectively. The increase in cash used in operations was primarily attributable to the increase of general and administrative expenses in 2013 as compared to the 2012 period.

Cash flows from investing activities. Our cash (used in) investing activities were ($219,688) and ($0.00) for the years ended December 31, 2013 and 2012, respectively. The increase in cash used in investing activities was the purchase of equipment for our demonstration asset and lease hold improvements in our warehouse.

Cash flows from financing activities. Cash by provided by financing activities was $638,329 and $9,437 for the years ended December 31, 2013 and 2012, respectively. We received cash from advances of $674,500, proceeds from convertible debt of $32,500, and proceeds from the sale of our common stock of $67,500 for year ended December 31, 2013. During the year ended December 31, 2013, received $2,500 and repaid $110,742 from our CEO.  We repaid our loan to the City of Flint Michigan and accrued interest of $35,429 for the year ended December 31, 2013.

PROPOSED MILESTONES TO IMPLEMENT BUSINESS OPERATIONS

The following milestones are estimates only.  The working capital requirements and the projected milestones are approximations only and subject to adjustment based on costs and needs of the Company, and market conditions of the media and broadcasting industry, none of which can be forecast exactly.

The costs associated with operating as a public company are included in our budget.  Management will be responsible for the preparation of the required documents to keep the costs to a minimum.

GEI Global Energy Corp. has already achieved initial milestones associated with design, development and launch of a new product, all of which are familiar to the company and its management team.

These include:

•	Design and prototype of integrated oil base steam reforming technology.
•	Design and prototype of scalable and distributed command and control imbedded microprocessor hardware and software.
•	Design and prototype of efficient fuel cell power system integrated thermal management system.

CRITICAL ACCOUNTING POLICIES

A. Nature of Business

GEI Global Energy Corp. is a Fuel Cell Company incorporated in the state of Nevada in 2013. The Company was formed to develop to commercialize fuel cell power systems technology developed by Dr. K. J. Berry, GEI Chairman and CEO.

B. Basis Of Accounting

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Stock-Based Compensation

The Company accounts for share based payments in accordance with ASC 718, Compensation - Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. In accordance with ASC 718-10-30-9, Measurement Objective – Fair Value at Grant Date, the Company estimates the fair value of the award using a valuation technique. For this purpose, the Company uses the Black-Scholes option-pricing model. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of option holders. Compensation cost is recognized over the requisite service period, which is generally equal to the vesting period. Upon exercise, shares issued will be newly issued shares from authorized common stock.

ASC 505, "Compensation-Stock Compensation", establishes standards for the accounting for transactions in which an entity exchanges its equity instruments to non-employees for goods or services. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 505.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, prepaid expenses and accrued expenses reported on the balance sheet are estimated by management to approximate fair value primarily due to the short term nature of the instruments. The Company had no items that required fair value measurement on a recurring basis.

Basic and Diluted Loss Per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Stock-Based Compensation

The Company adopted FASB guidance on stock based compensation upon inception at May 10, 2010. Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company recognized $1,469,257 and $-0- of compensation expense related to common stock warrants issued for services for the years ended December 31, 2012 and 2011, respectively.

Revenue Recognition

Sales on fixed price contracts are recorded when services are earned, the earnings process is complete or substantially complete, and the revenue is measurable and collectability is reasonably assured. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue from sales in which payment has been received, but the earnings process has not occurred. No sales have yet commenced.

Research and Development Expenses

We anticipate incurring significant research and development expenses in the future as we discover, develop, and bring to market new products and treatments. We do not currently have an estimate of those costs because we do not know the extent or scope of products that we may be able to develop. We have not estimated the amount nor timing of costs, internal or external, that we expect to incur on any of our major research and development projects because we do not have the financial capital necessary to hire consultants and financial analysts necessary to do so. We do intend, in the future at a time when we are more comfortably capitalized, to prepare thorough estimates. There are significant risks associated with developing projects on schedule and within budget, including but not limited to capital funding, loss of market share, and unforseen product liability. To date, we have spent a total of $112,488 developing the patents, consisting of $46,591 of patent application related fees and $78,404 of research and development costs .

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not, that such asset will not be recovered through future operations.

Uncertain Tax Positions

In accordance with ASC 740, “Income Taxes” (“ASC 740”), the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Recently Issued Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income , to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to:

●
Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period; and

●
Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of ASU No. 2013-02 did not have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities , which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 did not have a material impact on our financial position or results of operations.

In October 2012, the FASB issued Accounting Standards Update ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 did not have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 did not have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” in Accounting Standards Update No. 2012-02. This update amends ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill . The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The adoption of ASU 2012-02 did not have a material impact on our financial position or results of operations.

In December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This update defers the requirement to present items that are reclassified from accumulated other comprehensive income to net income in both the statement of income where net income is presented and the statement where other comprehensive income is presented. The adoption of ASU 2011-12 did not have a material impact on our financial position or results of operations.

 In December 2011, the FASB issued ASU No. 2011-11 “Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. This accounting pronouncement did not have a material impact on our financial position or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are no disagreements between the company and with either its accountants or auditors.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors of the corporation are elected by the stockholders to a term of three (3) years and serve until a successor is elected and qualified.  Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or she is removed from office.  The Board of Directors has no nominating, auditing or compensation committees.

The name, age and position of our officer and director is set forth below:

Name	Age	First Year as Director	Position

Dr. K. J. Berry	58	2013	Chairman and CEO
Dave Namenye	62	2013	Director

The term of office of each director of the Company ends at the next annual meeting of the Company's stockholders or when such director's successor is elected and qualifies.  No date for the next annual meeting of stockholders is specified in the Company's bylaws or has been fixed by the Board of Directors.  The term of office of each officer of the Company ends at the next annual meeting of the Company's Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer's successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings and receive 25,000 common shares annually if they receive no other compensation. Directors who are employees may receive compensation for services other than as director. During the year ended December 31, 2013 no compensation has been paid to directors for services.

BACKGROUND INFORMATION ABOUT OUR OFFICERS AND DIRECTORS

The following information sets forth the backgrounds and business experience of the executive officers and directors:

K. J. Berry, Ph.D., P.E.
Chairman and CEO, and Director

Dr. Berry is principal owner and founder of Global Energy Innovations, Inc. (GEI). Dr. Berry served as Professor and Head of the Department of Mechanical Engineering at Kettering University, formerly GMI Engineering & Management Institute for 17 years. While attending GMI (1973-1979) Dr. Berry worked as a co-op Durability & Test Engineer for Detroit Diesel. Upon graduation and during his MSU graduate school studies, Dr. Berry worked in advanced product research to advance the state-of-the-art for diesel engine development and performance. Dr. Berry has a Ph.D in Mechanical Engineering from Carnegie Mellon University. Dr. Berry was appointed to the Eugene W. Kettering Chair of Power Engineering in 2002 for his leadership in developing state-of-the-art engineering laboratories, for his vision and foresight, and for developing one of the largest and strongest undergraduate mechanical engineering programs in the nation. In 2005 Dr. Berry received the Automation Alley Emerging Leader Award for his visionary efforts. Dr. Berry has received advanced academic leadership and administrative training through the Harvard University Institutes for Higher Education, and is a registered professional engineer with the State of Michigan.

Jeff Berkowitz (JB)
VP New Markets and Global Acquisitions

Mr. Berkowitz has been a consultant for an array of public companies as well as private companies striving to become public since 1997. His specialties include Mergers and acquisitions, asset purchases, consulting, negotiating, strategic planning, crisis management, public relations, and venture capital funding. He was a funding liaison for many banking institutions, brokers and private lenders throughout his tenure as a real estate investor and general contractor.

Dave Namenye,
Director

Mr. Namenye has over 20 years in manufacturing quality control and IS9000 certification and documentation development. He also has extensive experience in corporate and employee training.

MANAGEMENT STAFF

Aravind S Krishna
Systems Engineer

Mr. Aravind S Krishna’s serves as GEI’s Fuel Cell Systems Design Engineer and has a current background in Body sealing for water and air leaks at Chrysler LLC. Past experience includes development of Hybrid Vehicles and Fuel cell powered vehicles from Kettering University, design, development, and releasing of automotive components like Rear Axles, Front Cradles, LCA, Ladder Frames, and Sheet-metal components at Magna.

Jeremy Gnida
Systems Analyst

Mr. Jeremy Gnida serves as GEI’s lead Systems Analysis, and has been a Fuel Cell Lab Technician at the Kettering University Fuel Cell Research Center from 2006-2013. He also has served as an Alternative Energy System Technician at Kettering University for Select Engineering Services for 2 years. He was Electronics/Hardware Technician at the Delphi Electronic Systems (Trialon Corporation) and was a Radar Maintenance Journeyman, US Air Force. From 1991 to 2000 and was stationed in San Antonio and Italy. Mr Gnida completed Community College of the Air Force, 58 credit hours toward A.A.S in Electronics in 1999 and has a number of other educational trainings as well.

BOARD OF ADVISORS

Timothy Skillman,
Financial Advisor

With over 20 years of experience in working with financially and operationally challenged companies, Mr. Skillman has specialized in developing, financing, and implementing performance improvement and growth strategies for manufacturing, distribution and service companies. His areas of expertise include: process improvement, cash flow improvement; organizational design and employee productivity within the company. Mr. Skillman is also adept at managing relationships with key external constituents during the transition. Mr. Skillman has held several key management positions in his career including, Chief Executive Officer of Ditech.com, Chief Operating Officer of Mortgage Corporation of America, and Chief Restructuring Officer of Performance Transportation Services.

Mr. Skillman and two partners founded an asset‐based finance company, focused on providing working capital and equipment loans to manufacturing companies. Under the guidance of the founding partners, the firm grew to $1.5 billion in assets before being sold Mr. Skillman’s prior experience includes 13 years as a commercial banker, including six years working with high‐volume and job shop manufacturing and engineering companies, principally focused in the supply chain to major consumer durable goods manufacturers. For four years, Mr. Skillman managed banking relationships with the energy industry. Mr. Skillman’s clients included transportation and Power Production projects as well as oil and gas production and refining companies.

Mr. Skillman is a Certified Turnaround Professional and is a member of the Board of Advisors of The Receivables Exchange and the Board of Advisors of the City of Los Angeles Minority Business Development Agency. He is a past member of the Board of Directors of the Association of Certified Turnaround Professionals, and past Chairman and President of the Michigan Environmental Trust, Ltd. Mr. Skillman earned a Bachelor’s degree in Geography and a Master’s degree in Corporate Finance and Marketing from the University of Michigan.

Antonio M. Reis
Research Engineer (Consultant)

Mr. Antonio M. Reis served as GEI Chief Research Engineer from 2008-2012, and currently provides on-going consulting. He was a Fuel Cell System Test Engineer for 2 years at Oorja Protonics, Fremont, CA. Before, he was a Senior Research and Test Engineer at Schatz Energy Research Center (SERC), Arcata, CA. He was also a Lecturer for the Spring 2006 Semester at the ERE Department, Humboldt State University, Arcata, CA and has an exemplary record as an Infantryman (Airborne) in the United States Army. Mr Reis has completed his B.S., Environmental Resources Engineering from Humboldt State University in 2001. He also has authored a number of publications and reports.

Abdrahamane Traore (Consultant)
Systems Engineer

Mr. Abdrahamane Traore served as Systems Engineer at GEI Global Energy Corp. Before, he was a Mechatronics Engineer - Electric Energy Management Group  Chrysler Group LLC. He has been the Program Administrator at Kettering University, and currently is a Ph.D. candidate at Wayne State University pursuing Nanotechnology and Sensor development. He was the Lead Research Assistant at the Center for Fuel Cell Systems & Powertrain Integration. He was the Engineering Co-op - Electronics Research & Development Division at Emerson Climate Technologies Inc. He has completed his M.Sc. Degree in Engineering from Kettering University.

Joseph L. Pittera
GEI Global Corporate Council

Joseph Pittera currently practices law in the State of California where he maintains a practice that specializes in issues of corporate and security law. Mr. Pittera has served as President of Integrated Health Care, Inc. and later served as President of Access TradeOne.com, Inc. (NASD Symbol “GMKT”) where he currently serves as Secretary of the Company. Mr. Pittera has a Bachelor’s degree in International Politics from The American University in Washington, D.C. along with a Master’s degree in international politics and law. Mr. Pittera graduated with a JD from The Washington College of Law at American University in 1991 and was admitted to practice law in the State of California. In addition Mr. Pittera is admitted to practice before the Federal Courts of the Central and Southern Districts of California. Having grown up in Switzerland, Mr. Pittera speaks German, French, Italian and Spanish fluently.

Pamela Jo Thompson
GEI Global Accounting Consultant

Pamela Jo Thompson has been Consultant to publicly traded companies, principal outside accountant and/or Chief Financial Officer, Treasurer, Secretary, Board of Director, and principle accountant to a number of companies for 28 years. She has been Tax Specialist – Expatriate Division, Tokyo, Japan - Arthur Andersen and Senior Tax Accountant – Pannell Kerr Forrester, LLP/Mukai Greenlee & Co. She has been a Tax Specialist – Eide, Bailey & Company – Mansberger, Patterson & Co. and the Staff Auditor – Arthur  Andersen. She has authored a number of featured articles and publications. She is a member of the Arizona Society of Certified Public Accountants, Association of Certified Fraud Examiners, Arizona Association of Certified Fraud Examiners & Member of the Multiple Joys: Parents of Triplets, Quads and Quints. She is a Certified Public Accountant licensed in Arizona and is a Bachelor of Science in Accounting from Minnesota State University - Moorhead 1986.

CORPORATE GOVERNANCE GUIDELINES

Our Board has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our common stock is not currently quoted on any listed exchange. However, our Board believes that the corporate governance rules of NASDAQ and AMEX represent good governance standards and, accordingly, during the past year, our Board has continued to review our governance practices in light of the Sarbanes-Oxley Act of 2002, the new rules and regulations of the Securities and Exchange Commission and the new listing standards of NASDAQ and AMEX, and it has implemented certain of the foregoing rules and listing standards during this past fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of our common stock.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

We intend to ensure to the best of our ability that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners are complied with in a timely fashion.

EXECUTIVE COMPENSATION

Currently, our officers and directors receive no compensation, other than shares of common stock for services during the development stage of our business operations.  Officers and directors are reimbursed for any out-of-pocket expenses that are incurred on the Company’s behalf.  In the future, we may approve payment of salaries for officers and directors, but currently, no such plans have been approved.  We also do not currently have any benefits, such as health or life insurance, available to our employees.

On December 5, 2013 the Board of the Directors authorized the annual issue of 25,000 common shares to directors serving without compensation

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive (#)	Deferred Comp Earnings ($)	All Other ($)

Dr. K. J. Berry Chief Executive Officer, Chairman, President, and Director	2013	$103,129	-	-	-	-	-	-

Dave Namenye Director	-	-	-	-	-	-	-	-

OPTION GRANTS

There have been no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE

There have been no stock options exercised by the executive officer named in the Summary Compensation Table.

LONG-TERM INCENTIVE PLAN (“LTIP”) AWARDS

There have been no awards made to a named executive officer in the last completed fiscal year under any LTIP.

COMPENSATION OF DIRECTORS

Directors are permitted to receive fixed fees and other compensation for their services as directors.  The Board of Directors has the authority to fix the compensation of directors.  No amounts have been paid to, or accrued to, our director in such capacity.

EMPLOYMENT CONTRACTS AND OFFICERS’ COMPENSATION

Since the date of incorporation August 15, 2013, the Company has two (2) paid full time employees, six (6) paid part-time consultants, and Dr. Berry (Chairman and CEO) who agreed to deferred compensation.

The Board of Directors will determine future compensation and, as appropriate, employment agreements executed.   We do have an employment agreement in place with our Chairman and CEO.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares.  The table also reflects what the percentage of ownership will be assuming completion of the sale of all shares in this offering, which we cannot guarantee.  The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

			Percent of Class
Title of Class	Name, Title and Address of Beneficial Owner of Shares (1)	Amount of Beneficial Ownership (2)	Before Offering	After Offering (3)

Common	K. J. Berry	12,018,600	25.2	25.2 (non-dilution)
	Wall Street Marketing	2,873,070	6.0	4.4
All Officers and Directors as a Group		14,891,670	31.2	29.6

1.  The address of each executive officer and director is c/o GEI Global Energy Corp., 6060 Covered Wagons Trail, Flint, Michigan 48532

2.  As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or share investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security).

3.  Assumes the sale of the maximum amount of this offering (17,000,000 shares of common stock) by GEI Global Energy Corp.  The aggregate amount of shares to be issued and outstanding after the offering is 64,614,969

FUTURE SALES BY EXISTING STOCKHOLDERS

Further new issues of stock unless registered will be restricted securities, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act.  Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one year after their acquisition.  Any sale of shares held by the existing stockholders (after applicable restrictions expire) and/or the sale of shares purchased in this offering (which would be immediately resalable after the offering), may have a depressive effect on the price of our common stock in any market that may develop, of which there can be no assurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not currently have any conflicts of interest by or among our current officer, director, key employee or advisors.  We have not yet formulated a policy for handling conflicts of interest, however, we intend to do so upon completion of this offering and, in any event, prior to hiring any additional employees.

INDEMNIFICATION

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1, of which this prospectus is a part, with the U.S. Securities and Exchange Commission.  Upon completion of the registration, we will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all requisite reports, such as Forms 10-K, 10-Q, and 8-K, proxy statements, under Section 14 of the Exchange Act and other information with the Commission.  Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 100 Fifth Street NE, Washington, D.C. 20549.  Copies of all materials may be obtained from the Public Reference Section of the Commission’s Washington, D.C. office at prescribed rates.  You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

EXPERTS

The audited financial statements GEI Global Energy Corp, Inc. as of December 31, 2013 and 2012 appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of Manning Elliott LLP, given on the authority of such firm as experts in accounting and auditing.

FINANCIALS

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
GEI Global Energy Corp.
(formerly Suja Minerals, Corp.)

We have audited the accompanying consolidated balance sheets of GEI Global Energy Corp. as of December 31, 2013 and 2012 and the related consolidated statements of comprehensive loss, stockholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GEI Global Energy Corp. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that GEI Global Energy Corp. will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, GEI Global Energy Corp. has accumulated losses since inception and has a net working capital deficiency. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Manning Elliott LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

May 6, 2014

GEI GLOBAL ENERGY CORP.
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. Dollars)

	December 31,	December 31,
	2013	2012

ASSETS:
Current Assets
Cash	$5,553	$97
Prepaid rent (Note 10)	5,075	-
Total Current Assets	10,628	97

Property and Equipment, net (Note 3)	213,177	3,328

Total Assets	$223,805	$3,425

LIABILITIES AND STOCKHOLDERS' DEFICIT:

Current Liabilities
Accounts payable	$375,951	$313,261
Accrued liabilities	286,867	278,288
Due to related party (Note 4)	249,703	97,945
Advances received (Note 7)	674,500	-
Convertible notes payable (Note 6)	500,000	608,000
Notes payable (Note 5)	-	62,004
Total Current Liabilities	2,087,021	1,359,498

Convertible notes payable (Note 6)	6,843	20,000

Total Liabilities	2,093,864	1,379,498

Going Concern (Note 1)
Commitments (Note 10)
Subsequent Events (Note 13)

Stockholders' Deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized;
2,500 issued and outstanding as of December 31, 2013	50,000	-
Common stock, $0.001 par value, 800,000,000 shares authorized;
126,970 and 30,000 issued and outstanding as of
December 31, 2013 and 2012 (Note 8)	128	1
Stock issuable	1,451,838
Additional paid in capital	325,314	-
Deficit accumulated during development stage	(3,697,339)	(1,376,074)
Total Stockholders' Deficit	(1,870,059)	(1,376,073)

Total Liabilities and Stockholders' Deficit	$223,805	$3,425

The accompanying notes are an integral part of these audited consolidated financial statements.

GEI GLOBAL ENERGY CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Expressed in U.S. dollars)

	Years ended December 31,
	2013	2012

REVENUE	$-	$-

OPERATING EXPENSES:
Selling, general, and administrative (Note 9)	442,469	6,348
Depreciation	9,839	1,530
Consulting expense	1,448,410	-
Total operating expenses	1,900,718	7,878

OTHER EXPENSES
Interest expense (Note 5 and 6)	79,433	78,822
Total other expenses	79,433	78,822

NET LOSS	$1,980,151	$86,700
Deemed dividends	3,427	-
NET LOSS AND COMPREHENSIVE LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$1,983,578	$86,700

NET LOSS PER COMMON SHARE:
Basic and diluted	$21.69	$1.16

Weighted average common shares outstanding, basic and diluted	$91,442	$75,000

The accompanying notes are an integral part of these audited consolidated financial statements.

GEI GLOBAL ENERGY CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013
(Expressed in U.S. Dollars)

	Preferred Stock		Common Stock		Additional Paid-in	Stock	Accumulated
	Shares	Amount	Shares	Amount	Capital	Issuable	Deficit	Total

DECEMBER 31, 2011	-	$-	30,000	$1	$-	$-	$(1,289,374)	$(1,289,373)

Net loss	-	-	-	-	-	-	(86,700)	(86,700)

DECEMBER 31, 2012	-	$-	30,000	$1	$-	$-	$(1,376,074)	$(1,376,073)

Reverse merger (Note 11)	2,500	50,000	85,250	115	-	-	(337,687)	(287,572)

Common stock issued for the conversion of debt	-	-	8,000	8	210,354	-	-	210,362

Common stock issued for consulting services	-	-	875	1	21,349	-	-	21,350

Rounding shares upon reverse stock split	-	-	83	-	-	-	-	-

Common stock issued for cash	-	-	2,762	3	67,497	-	-	67,500

Convertible notes	-	-	-	-	26,114	-	-	26,114

Stock issuable for consulting services	-	-	-	-	-	1,448,411	-	1,448,411

Deemed dividend for stock issuable for anti-dilution provision	-	-	-	-	-	3,427	(3,427)	-

Net loss	-	-	-	-	-	-	(1,980,151)	(1,980,151)

DECEMBER 31, 2013	2,500	$50,000	126,970	$128	$325,314	$1,451,838	$(3,697,339)	$(1,870,059)

The accompanying notes are an integral part of these audited consolidated financial statements.

GEI GLOBAL ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. Dollars)

	Years ended December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,980,151)	$(86,700)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	9,838	1,530
Shares issued for services	21,350	-
Accretion on convertible note	2,957	-
Stock issuable for services	1,448,411	-
Changes in operating assets and liabilities:
Prepaid rent	(5,075)	(8,559)
Accounts payable and accrued liabilities	89,484	70,234
Net cash used in operating activities	(413,186)	(23,495)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in equipment and tenant improvements	(219,687)	-
Net cash used in investing activities	(219,687)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
	-
Proceeds from convertible note	30,000	-
Proceeds from the sale of common stock	67,500	-
Receipt from advances receivable	674,500	-
Advances from related party	12,500	9,437
Repayment to related party	(110,742)	-
Repayment of debt	(35,429)	-
Net cash provided by financing activities	638,329	9,437

INCREASE (DECREASE) IN CASH	5,456	(14,058)
CASH, BEGINNING OF YEAR	97	14,155
CASH, END OF YEAR	$5,553	$97

SUPPLEMENTAL CASH FLOW INFORMATION:

Interest paid	$1,994	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these audited consolidated financial statements.

GEI GLOBAL ENERGY CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(Expressed in U.S. Dollars)

NOTE 1 – DESCRIPTION OF BUSINESS AND GOING CONCERN

GEI Global Energy Corp., formerly Suja Minerals Corp. (the “Company”) was incorporated in the State of Nevada on April 28, 2010. The Company’s principal business activity is the construction and sale of fuel cell auxiliary electric power generation systems for residential, commercial, military, and industrial electric applications.  These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at December 31, 2013, the Company has a working capital deficiency of $2,076,393 and has accumulated losses of $3,697,339 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Subsequent to year-end the Company has entered into an Investment Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC, in order to establish a possible source of funding up to $10,000,000.

NOTE 2 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Global Energy Innovations, Inc. (see Note 11).

On December 12, 2013, the Company completed a 200 for 1 common share consolidation; the share consolidation has been retroactively applied to all common share, weighted average common share, and loss per common share disclosures.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  At December 31, 2013, cash includes cash on hand and cash in the bank and the FDIC insures these deposits up to $250,000.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value. Management has assessed the impairment of long-lived assets and noted no impairment.

Income Taxes

The Company utilizes the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry-forwards and for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that the value of such assets will be realized.

The Company uses the two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company's tax positions and tax benefits, which may require periodic adjustments. At December 31, 2013, the Company did not record any liabilities for uncertain tax positions.

Share-Based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Based Compensation, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based awards made to employees and directors, including stock options.

ASC 718 requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. We use the Black-Scholes option pricing model as its method in determining fair value. This model is affected by our stock price as well as assumptions regarding a number of subjective variables. These subjective variables include, but are not limited to our expected stock price volatility over the terms of the awards, and actual and projected employee stock option exercise behaviors. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the statement of operations over the requisite service period.

Property, Plant and Equipment

Property and equipment is depreciated on a straight-line basis over its estimated life:

Furniture & fixtures	5 years
Equipment	5 years
Computer software and hardware	5 years
Leasehold improvements	5 years

At December 31, 2013, the Company had $157,872 in demonstration equipment under construction on which no depreciation is taken.

Revenue Recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured. Revenues related to fixed-price contracts that provide for development of full-cell generation systems development services are recognized as the service is performed using the percentage of completion method of accounting, under which the total value of revenue is recognized on the basis of the percentage that each contract’s total labor cost to date bears to the total expected labor costs (cost to cost method). Revenue from the sale of goods is recognized when the significant risks and rewards of ownership have been transferred, which is considered to occur when title passes to the customer. This generally occurs when product is physically transferred onto a vessel, train, conveyor or other delivery mechanisms. Revenue is measured at the fair value of the consideration received or receivable.

Financial Instruments and Fair Value Measures

ASC 820, “Fair Value Measurements and Disclosures”, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable, advances received, an amount due to a related party, loan payable, convertible note and note payable. Pursuant to ASC 820, the fair value of cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations. Management does not believe that the Company is subject to significant interest, currency or credit risk arising from these financial instruments.

Use of Estimates

The preparation of these statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. We regularly evaluate estimates and assumptions related to useful life and recoverability of long-lived assets, deferred income tax asset valuations, asset retirement obligations, financial instrument valuations, stock-based compensation and loss contingencies. We base our estimates and assumptions on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by us may differ materially and adversely from our estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Basic and Diluted Net Income (Loss) per Common Share

Basic income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the reporting period. The weighted average number of shares is calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.  Diluted earnings per share reflects the potential dilution that could occur if stock options, warrants, and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

Diluted loss per share is the same as basic loss per share during periods where net losses are incurred since the inclusion of the potential common stock equivalents would be anti-dilutive as a result of the net loss.

Concentration of Credit Risk

All of the Company’s cash is  maintained in regional and national financial institutions. The Company has exposure to credit risk to the extent that its cash exceeds amounts covered by the U.S. federal deposit insurance; however, the Company has not experienced any losses in such accounts. In management’s opinion, the capitalization and operating history of the financial institutions are such that the likelihood of material loss is remote.

Recently Issued Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to:

●	Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period; and
●	Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of ASU No. 2013-02 did not have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities , which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 did not have a material impact on our financial position or results of operations.

In October 2012, the FASB issued Accounting Standards Update ASU 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 did not have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 did not have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” in Accounting Standards Update No. 2012-02. This update amends ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill . The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The adoption of ASU 2012-02 did not have a material impact on our financial position or results of operations.

In December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This update defers the requirement to present items that are reclassified from accumulated other comprehensive income to net income in both the statement of income where net income is presented and the statement where other comprehensive income is presented. The adoption of ASU 2011-12 did not have a material impact on our financial position or results of operations.

In December 2011, the FASB issued ASU No. 2011-11 “Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this pronouncement did not have a material impact on our results of operations or financial position.

NOTE 3 – PROPERTY AND EQUIPMENT

	Cost $	Accumulated Depreciation $	December 31, 2013 Net Carrying Value $	December 31, 2012 Net Carrying Value $

Computer hardware	4,323	4,323	-	124
Equipment	21,182	21,182	-	3,204
Furniture and fixtures	23,653	2,761	20,892	-
Demonstration equipment	157,872	-	157,872	-
Computer software	392	392	-	-
Leasehold improvements	38,163	3,750	34,413	-
	245,585	32,408	213,177	3,328

As at December 31, 2013, demonstration equipment was under construction and therefore no depreciation has been taken.

During the year ended December 31, 2013 and 2012, the Company recorded no impairment write-downs on the property and equipment.

NOTE 4 – DUE TO RELATED PARTY AND RELATED PARTY TRANSACTIONS

	December 31, 2013	December 31, 2012
Due to the President of the Company	$249,703	$97,945

As at December 31, 2013 the Company owed $249,703 (December 31, 2012 - $97,945) for cash advances received from the President of the Company and the amount payable under the reverse acquisition (see Note 11), which are non-interest bearing, unsecured, and due on demand.

NOTE 5 – NOTES PAYABLE

The Company had the following notes payable outstanding as of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012

Kristy Thurber (N-1)	$-	$30,000
Dated – December 15, 2010

City of Flint (N-2)	-	32,004
Dated – July 15, 2010
Total notes payable	$-	$62,004

N-1 Kristy Thurber: On December 15, 2010, the Company entered into a promissory note agreement with Kristy Thurber Investments for the amount of $30,000. The loan bears interest at 3% per annum and is due on December 15, 2012. During the year ended December 31, 2013, the Company accrued interest of $900 (2012: $3,900). During the year ended December 31, 2013, The outstanding principal and interest of $32,700 was assigned to another party.  The Company and another party agreed to convert this debt and accrued interest into 5,000 common shares of the Company on December 4, 2013.

N-2 City of Flint: On July 15, 2010, the Company entered into a promissory note agreement with the Economic Development Corporation of the City of Flint (“EDC”) for the amount of $43,391. The loan bears interest at 5.25% per annum and is due on July 1, 2013. The loan is to be repaid in 36 installments commencing August 1, 2010. If the interest and principal are not paid during the calendar month in which an installment is due, the Company shall pay the EDC a late charge penalty of two percent of the amount due. During the year ended December 31, 2010, the Company repaid principal of $5,712 and interest of $815. During the year ended December 31, 2011, the Company repaid principal of $5,675, interest of $570 and accrued interest of $1,327. During the year ended December 31, 2012, the Company repaid principal of $nil, interest of $nil and accrued interest of $1,994. During the year-ended December 31, 2013, the Company repaid the remaining principal and accrued interest.

NOTE 6 - CONVERTIBLE NOTES PAYABLE

The Company had the following convertible notes payable outstanding as of December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012

Note C-1	$-	$20,000
Dated – February 4, 2008

Note C-1	-	20,000
Dated - February 4, 2008

Note C-1	-	27,000
Dated - February 4, 2008

Note C-1	-	21,000
Dated - February 4, 2008

Note C-2	-	20,000
Dated – February 15, 2008

Note C-3	250,000	250,000
Dated – March 18, 2008

Note C-4	250,000	250,000
Dated – August 15, 2008

Note C-5	-	20,000
Dated – August 31, 2011

Note C-6
Dated – November 8, 2013 (Note $37,375 less Discount $30,532)	6,843	-
Total notes payable	$506,843	$628,000

Less: current portion of long-term debt	500,000	608,000
Long-term debt	$6,843	$20,000

Notes C-1: On February 4, 2008, the Company entered into four convertible promissory note agreements for a total of $88,000. Pursuant to the agreements, the notes bear interest at 8% per annum. The principal balance and all accrued interest was due and payable on February 4, 2011 (the “Maturity Date”) provided that the note holder has given notice to the Company on or after August 4, 2008, but prior to the Maturity Date, demanding full payment of the note as of the Maturity Date. The principal amount and accrued interest shall be converted into shares of common stock of the Company upon the first occurrence of any one of the following events: (i) If the Company has not received a Payoff Notice and no event of default has occurred as of the Maturity Date; (ii) the final closing date of a minimum of $500,000 financing (the “Next Financing Closing”) which results in the Company receiving new capital investment in exchange for the issuance by the Company of a capital interest in the Company; and (iii) immediately prior to the occurrence of any of the following (“Change of Control”): when (1) the Company sells, conveys, or otherwise disposes of all or substantially all of its property or business; or (2) when the Company causes to be registered and sold any of its shares of common stock pursuant to and under a registration statement prepared and filed in compliance with the Federal Securities Act of 1933; or (3) when the Company effects any transaction which results in one or more stockholders who were not stockholders of the Company immediately prior to such transaction owning more than eighty percent (80%) of the voting rights of the Company. The Company shall provide a written notice to the note holder of the occurrence of any such conversion event (“Conversion Notice”).

If conversion occurs at the Next Financing Closing, then the note is convertible into the same type, series, and class of securities issued under the Next Financing Closing. The conversion price shall equal to conversion amount divided by the average price per share received by the Company at the Next Financing Closing, multiplied by 95% if the Next Financing Closing occurs on or before August 4, 2008, 90% if the Next Financing Closing occurs after August 4, 2008 but on or before August 4, 2009, 85% if the Next Financing Closing occurs after August 4, 2008 but on or before February 4, 2010, or 80% if the Next Financing Closing occurs after February 4, 2010.

If the conversion occurs at the Maturity Date or upon a Change of Control, then the conversion price shall be equal to $1,872 per share.

Pursuant to ASC 470-20, “Debt with Conversion and Other Options,” the Company did not allocate any proceeds to the conversion feature at issuance as the value of the conversion feature should not be recognized until the contingency event occurs. The Company also evaluated the conversion feature under ASC 815-40, “Derivatives and Hedging – Contracts in Entity’s Own Equity,” and determined that the conversion feature did not meet the criteria necessary for derivative treatment.

As of the Maturity Date, the Company has not received new capital investment of a minimum of $500,000 or a Payoff Notice from the note holders. Pursuant to the terms of the agreement, the principal amounts and accrued interest were then convertible into common stock of the Company.

On July 13, 2013, the Company and the note holder agreed to convert the principal balance of $88,000 into 2,063 shares of common stock of the Company.

Note C-2: On February 15, 2008, the Company entered into a convertible promissory note agreement for $20,000. Pursuant to the agreement, the note bears interest at 8% per annum. The principal balance and all accrued interest was due and payable on February 15, 2011 (the “Maturity Date”) provided that the note holder has given notice to the Company on or after August 15, 2008, but prior to the Maturity Date, demanding full payment of the note as of the Maturity Date. The principal amount and accrued interest shall be converted into common stock of the Company upon the first occurrence of any one of the following events: (i) If the Company has not received a Payoff Notice and no event of default has occurred as of the Maturity Date; (ii) the final closing date of a minimum of $500,000 financing (the “Next Financing Closing”) which results in the Company receiving new capital investment in exchange for the issuance by the Company of a capital interest in the Company; and (iii) immediately prior to the occurrence of any of the following (“Change of Control”): when (1) the Company sells, conveys, or otherwise disposes of all or substantially all of its property or business; or (2) when the Company causes to be registered and sold any of its shares of common stock pursuant to and under a registration statement prepared and filed in compliance with the Federal Securities Act of 1933; or (3) when the Company effects any transaction which results in one or more stockholders who were not stockholders of the Company immediately prior to such transaction owning more than eighty percent (80%) of the voting rights of the Company. The Company shall provide a written notice to the note holder of the occurrence of any such conversion event (“Conversion Notice”).

If conversion occurs at the Next Financing Closing, then the note is convertible into the same type, series, and class of securities issued under the Next Financing Closing. The conversion price shall equal to conversion amount divided by the average price per share received by the Company at the Next Financing Closing, multiplied by 95% if the Next Financing Closing occurs on or before August 15, 2008, 90% if the Next Financing Closing occurs after August 15, 2008 but on or before August 15, 2009, 85% if the Next Financing Closing occurs after August 15, 2008 but on or before February 15, 2010, or 80% if the Next Financing Closing occurs after February 15, 2010.

If the conversion occurs at the Maturity Date or upon a Change of Control, then the conversion price shall be equal to $1,872 per share.

Pursuant to ASC 470-20, “Debt with Conversion and Other Options,” the Company did not allocate any proceeds to the conversion feature at issuance as the value of the conversion feature should not be recognized until the contingency event occurs.  The Company also evaluated the conversion feature under ASC 815-40, “Derivatives and Hedging – Contracts in Entity’s Own Equity,” and determined that the conversion feature did not meet the criteria necessary for derivative treatment.

As of the Maturity Date, the Company has not received new capital investment of a minimum of $500,000 or a Payoff Notice from the note holder.   Pursuant to the terms of the agreement, the principal amount and accrued interest was then convertible into shares of common stock of the Company.

On July 13, 2013, the Company and the note holder agreed to convert the principal balance of $20,000 into 468 shares of common stock of the Company.

Note C-3: On March 18, 2008, the Company entered into a convertible promissory note agreement for $250,000. Pursuant to the agreement, the note bears interest at 8% per annum. The principal balance and all accrued interest was due and payable on March 18, 2011 (the “Maturity Date”) provided that the note holder has given written notice to the Company on or after September 18, 2010, but prior to the Maturity Date, demanding full payment of this note as of the Maturity Date (the “Payoff Notice”). The principal amount and accrued interest shall be converted into common stock of the Company upon the first to occur of the following events and the Company shall provide a written notice to the note holder of the occurrence of any such conversion event (“Conversion Notice”): (i) If the Company has not received a Payoff Notice and no event of default has occurred as of the Maturity Date; (ii) the final closing date of a minimum of $500,000 financing (the “Next Financing Closing”) which results in the Company receiving new capital investment in exchange for the issuance by the Company of a capital interest in the Company; and (iii) immediately prior to the occurrence of any of the following (“Change of Control”): when (1) the Company sells, conveys, or otherwise disposes of all or substantially all of its property or business; or (2) when the Company causes to be registered and sold any of its shares of common stock pursuant to and under a registration statement prepared and filed in compliance with the Federal Securities Act of 1933; or (3) when the Company effects any transaction which results in one or more stockholders who were not stockholders of the Company immediately prior to such transaction owning more than sixty-five percent (65%) of the voting rights of the Company.

If conversion occurs at the Next Financing Closing, then the note is convertible into the same type, series, and class of securities issued under the Next Financing Closing.  The conversion price shall equal to conversion amount divided by the average price per share received by the Company at the Next Financing Closing, multiplied by 95% if the Next Financing Closing occurs on or before September 18, 2008, 90% if the Next Financing Closing occurs after September 18, 2008 but on or before September 18, 2009, 85% if the Next Financing Closing occurs after September 18, 2009 but on or before March 18, 2010, or 80% if the Next Financing Closing occurs after March 18, 2010.

If the conversion occurs at the Maturity Date or upon a Change of Control, then the conversion price shall be equal to $1,872  per share.

Pursuant to ASC 470-20, “Debt with Conversion and Other Options,” the Company did not allocate any proceeds to the conversion feature at issuance as the value of the conversion feature should not be recognized until the contingency event occurs.  The Company also evaluated the conversion feature under ASC 815-40, “Derivatives and  Hedging – Contracts in Entity’s Own Equity,” and determined that the conversion feature did not meet the criteria necessary for derivative treatment.

As of the Maturity Date, the Company has not received new capital investment of a minimum of $500,000 or a Payoff Notice from the note holder.  Pursuant to the terms of the agreement, the principal amount and accrued interest was then convertible into common stock of the Company.  At December 31, 2013, the promissory note has not been repaid or converted.

Note C-4: On August 15, 2008, the Company entered into a secured convertible promissory note agreement for $250,000. The convertible promissory note, which was due on September 1, 2010, bears interest at the rate of 9% per annum. In the event the note is not repaid or converted on or prior to September 1, 2010 or after an event of default, the rate of interest applicable to the unpaid principal amount shall increase to 15% per annum. Pursuant to the agreement, the holder of the note has the right to convert upon written notice to the Company the principal then due under the note on the following terms: (i) automatically into the Company’s next issued series of preferred stock for not less than $1,500,000 at the per share price. Interest will either be paid or converted at the option of the holder; or (ii) in the event that the conversion in (i) does not occur by August 30, 2010, then the holder will have the option of converting the note into the requisite number of units of the Company’s preferred stock. The conversion price will be determined by the Company immediately prior to the time of conversion.

The conversion price will be determined through (i) or (ii) below at the option of the Company:

i).    The per share value of each share of preferred stock will equal to the result of the following formula: (1) six times the average earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Company for the 2008 and 2009 fiscal years, divided by the product of (1) by the number of preferred stock issued and outstanding.

ii). The fair market value of each share of preferred stock as of August 30, 2010.    The fair market value of the preferred stock shall be determined by a qualified appraiser jointly selected by the Company and the note holder.

Pursuant to ASC 470-20, “Debt with Conversion and Other Options,” the Company did not allocate any proceeds to the conversion feature at issuance as the value of the conversion feature should not be recognized until the contingency event occurs.    The Company also evaluated the conversion feature under ASC 815-40, “Derivatives and Hedging – Contracts in Entity’s Own Equity,” and determined that the conversion feature did not meet the criteria necessary for derivative treatment.

As of August 30, 2010, the Company had not completed a financing of a minimum of $1,500,000 and the note holder did not contact the Company to determine the fair market value of the preferred stock or demand payment.    At December 31, 2013, the promissory note has not been repaid or converted.  On January 1, 2014 the Company converted $50,000 of the principal balance for 1,700,000 shares of common stock of the Company (See also Note 13).

Note C-5: On August 31, 2011, the Company entered into a convertible promissory note agreement for $20,000. Pursuant to the agreement, the note bears interest at 6% per annum. The principal balance and all accrued interest is due and payable on August 31, 2014 (the “Maturity Date”) provided that the note holder has given notice to the Company on or after February 28, 2014, but prior to the Maturity Date, demanding full payment of the note as of the Maturity Date. The principal amount and accrued interest shall be converted into shares of common stock of the Company upon the first occurrence of any one of the following events: (i) If the Company has not received a Payoff Notice and no event of default has occurred as of the Maturity Date; (ii) the final closing date of a minimum of $500,000 financing (the “Next Financing Closing”) which results in the Company receiving new capital investment in exchange for the issuance by the Company of a capital interest in the Company; and (iii) immediately prior to the occurrence of any of the following (“Change of Control”): when (1) the Company sells, conveys, or otherwise disposes of all or substantially all of its property or business; or (2) when the Company causes to be registered and sold any of its shares of common stock pursuant to and under a registration statement prepared and filed in compliance with the Federal Securities Act of 1933; or (3) when the Company effects any transaction which results in one or more stockholders who were not stockholders of the Company immediately prior to such transaction owning more than eighty percent (80%) of the voting rights of the Company. The Company shall provide a written notice to the note holder of the occurrence of any such conversion event (“Conversion Notice”).

If conversion occurs at the Next Financing Closing, then the note is convertible into the same type, series, and class of securities issued under the Next Financing Closing.    The conversion price shall equal to conversion amount divided by the average price per share received by the Company at the Next Financing Closing, multiplied by 95% if the Next Financing Closing occurs on or before February 29, 2012, 90% if the Next Financing Closing occurs after February 29, 2012 but on or before February 28, 2013, 85% if the Next Financing Closing occurs after February 28, 2013 but on or before August 31, 2013, or 80% if the Next Financing Closing occurs after August 31, 2013.

If the conversion occurs at the Maturity Date or upon a Change of Control, then the conversion price shall be equal to $1,872 per share.

Pursuant to ASC 470-20, “Debt with Conversion and Other Options,” the Company did not allocate any proceeds to the conversion feature at issuance as the value of the conversion feature should not be recognized until the contingency event occurs.    The Company also evaluated the conversion feature under ASC 815-40, “Derivatives and Hedging – Contracts in Entity’s Own Equity,” and determined that the conversion feature did not meet the criteria necessary for derivative treatment.

On July 13, 2013, the Company agreed to convert the principal balance of $20,000 into 468 shares of common stock of the Company.

Note C-6: On November 8, 2013, the Company entered into a convertible promissory note with a face value of $37,375 (the “Principal Amount”), which includes $30,000 advanced by the Holder, $2,500 in expenses incurred by the Holder and original issuer discount of $4,875. The Principal Amount outstanding shall be due and payable on the date that is 18 months from the Issuance Date. In addition, pursuant to the convertible promissory note the Company issued 59,325 common stock purchase warrants. Each warrant is exercisable into one common share at a price of $126 per share ($0.63 per share pre-split) for a period of five years.

At any time after the Issuance Date, this Note shall be convertible (in whole or in part), at the option of the Holder (the “Conversion Option”), into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Rate”) as is determined by dividing that portion of the outstanding principal balance under this Note as of such date that the Holder elects to convert by the Conversion Price.  The term “Conversion Price” shall mean a 40% discount of the lowest reported sale price of the common stock for the 20 trading days immediately prior to (i) the date of the Purchase Agreement, or (ii) the Voluntary Conversion Date. As of December 31, 2013 this note has not been converted or repaid.

During the year ended December 31, 2013, the Company recognized in aggregate of $48,415 (2012-$59,117) in interest expense for the convertible notes.

NOTE 7 – ADVANCES RECEIVED

During the year ended December 31, 2013, the Company received $674,500 (December 31, 2012 - $Nil) in advances from Global Energy Innovations Inc., an independent company incorporated in British Columbia, Canada with no contractual affiliation with Global Energy Innovations, Inc. (Michigan), or with GEI Global Energy Corp. (Nevada). The amounts are non-interest bearing, unsecured and have no fixed terms of repayment. The terms of repayment are currently under negotiation.

NOTE 8 – EQUITY

Common Stock

On December 31, 2013 the Company had 126,970 issued and outstanding and the Company had 800,000,000 common shares authorized (See Note 13).

Each share of common stock shall have one (1) vote per share for all purpose subject to the voting rights of the Company’s preferred shares (see below). Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund  provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Fiscal Year Ended December 31, 2013

On December 18, 2013 the Company approved a 1 for 200 reverse stock split.

Stock Issued for Services

On November 12, 2013 the Company issued 875 of its common stock for consulting services with an estimated fair value of $21,350 per share and recorded an expense of $21,350.

Stock Issued for Cash

On November 4, 2013 the Company issued 2,762 of its common stock for $67,500. The shares issued are non-dilutable, up to 5% of the issued and outstanding capital stock of the Company. Should these shares be sold or transferred, this provision will cease to be in effect. At December 31, 2013, there are 2,022 shares of common stock issuable for the non-dilution provision.

Stock Cancelled

During the year ended December 31, 2013, the Company cancelled 57,000 shares of common stock as follows:

Date	Number of Shares
July 24, 2013	7,000
August 19, 2013	50,000
Total	57,000

Stock Issued in Connection with the Conversion of Debt

During the year ended December 31, 2013, the Company issued 3,000 shares of common stock  valued at $177,662 for the conversion of the principal and accrued interest of debt held by six (6) convertible debt holder. The Company also issued 5,000 shares of common stock valued at $32,700 for the conversion of the principal and accrued interest of debt held by one (1) convertible debt holders.  The conversion price was agreed to by the transacting parties.    The fair values of the shares of common stock issued for the conversion of debt was recorded as a reduction in convertible notes payable and accrued interest for the year ended December 31, 2013.

Date	Number of Shares	Fair Value
July 31, 2013	3,000	$177,662
December 4, 2013	5,000	$32,700
Total	8,000	$210,362

Stock Issued for Reverse Merger Acquisition

On August 15, 2013, the Company issued 75,000 shares of common stock of the Company.    The Company also issued 2,500 super voting preferred shares of the Company (see Note 11).

Stock Issuable for Services

At December 31, 2013, the Company had 11,872,817 shares issuable to consultant, officers and directors services performed during the year-ended December 31, 2013, recorded as consulting expenses of $1,448,410.

Fiscal Year Ended December 31, 2012

No shares were issued for the year ended December 31, 2012.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share. The preferred stock may be divided into number of series as our Board of Directors may determine. Our Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly issued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. Currently there are 2,500 shares of Series A Convertible Super-Voting Preferred Stock issued and outstanding, held by the President.

Series A Convertible Super-Voting Preferred Stock

Our Board of Directors has designated a series of preferred stock entitled Series A Convertible Super-Voting Preferred Stock. Each of these preferred shares has a common stock conversion rate of 1/1000 of the total issued shares of the common stock of the purchaser at the time of conversion. Furthermore, these preferred shares will at all times prior to their total conversion have a collective voting right equal to 50% of the total outstanding voting power of the company. As of December 31, 2013 the President has voting control of the Company, with the voting power to elect the Company’s Board of Directors.

Share Purchase Warrants

		Weighted Average
		Exercise
	Number of	Price
	Warrants	$
Balance, December 31, 2011 and 2012	-	-
Warrants issued with convertible debentures	297	126

Balance, December 31, 2013	297	126

Details of share purchase warrants outstanding as of December 31, 2013 are:

Number of Warrants Outstanding and Exercisable
Number	Exercise Price per Share	Expiry Date

297	$126	November 8, 2019
297	$126

NOTE 9 – SELLING, GENERAL, AND ADMINISTRATIVE

	Year Ended
	December 31, 2013	December 31, 2012

Business development	$147,635	$1,150
Professional fees	116,029	500
Rent	45,450	1,862
Office expense	30,226	2,836
Management salaries	103,129	-
Selling, general, and administrative	$442,469	$6,348

NOTE 10 – COMMITMENTS

The Company entered into an agreement with Atlanta Marketing Consultant (“Atlanta”), which commenced on May 15, 2010 where Atlanta will be entitled to a 5% commission of the total amount received by the Company on all business generated as a result of each business arrangement introduced by the efforts of Atlanta.  In the event Atlanta is able to assist the Company in the raising of capital through said contacts, Atlanta will be entitled to a one-time consulting fee of 3% to 5% of the amount of capital raised.    If the amount of capital raised by the Company is $750,000 or below, Atlanta will receive a 5% consulting fee.  If the amount of capital raised is over $750,000 but below $1,500,000, Atlanta will receive in a consulting fee of 4% of monies raised.  Any amount of capital raised by the Company exceeding $1,500,000 will result in a consulting fee payment of 3%.  All payments will be due on a quarterly basis and paid on the 5th  day of the month of each new quarter of the calendar year.  The agreement shall not terminate as long as the Company is receiving income or equity positions from parties brought to the Company as a result of Atlanta’s efforts for a period ending 5 years from the first transaction.

The Company entered into a service agreement with Troy Spencer (“Spencer”) dated on November 19, 2012 in which Spencer has been engaged to assist the Company in raising capital through said contracts. Spencer will be entitled to a consulting fee of 3% to 10% of the amount of capital raised.  If the amount of capital raised by the Company is $750,000 or below, Spencer will receive a 10% consulting fee.  If the amount of capital raised is over $750,000 but below $1,500,000, Spencer will receive a consulting fee of 4% of monies raised.  Any amount of capital raised by the Company exceeding $1,500,000 will result in a consulting fee payment of 3%.  All aforementioned payments will be due within 10 business days after the Company receives funding from an investor.  Spencer will receive fee payments for investments from the same investors for a period of 36 months from the initial investment.  The agreement shall not terminate as long as the Company is receiving income or equity positions from all aforementioned parties and other potential parties brought to the Company as a result of Spencer’s efforts.

On March 2, 2013 the Company entered into a consulting agreement with Earl H. Roberts Limited (“Roberts”).  The Company agreed to pay a fee of 10% of the total cash or stock values of business derived from Roberts’ efforts from introductions, for licensing of technologies, or sale of technology.  Furthermore, the Company agrees to pay a fee equal to 2% of the equity ownership for technology commercialization partnerships as a result of introductions.  Roberts can elect to forgo cash payment for stock in the Company.

On May 30, 2013, the Company entered into a lease agreement for Engineering and Office Rental Space with Trialon Corporation for a period of one year commencing on July 1, 2013 to June 30, 2014.    The monthly lease rate is $5,075.    The Company has paid a security deposit of $5,075 and the first six-month rent of $30,450 in June 2013.    Rent consideration for January 1, 2014 to June 30, 2014 will be payable on January 1, 2014.

Currently no capital has been raised from these agreements.

NOTE 11 – REVERSE ACQUISITION

On August 15, 2013, Global Energy Innovation Inc. (“GEI”) signed a share purchase agreement (the “Acquisition”) with Suja Minerals Corp. (“Suja”), a public company incorporated in Nevada, United States, according to which Suja has acquired 100% of the 9,000,000 outstanding shares of GEI for $250,000 and 15,000,000 (75,000 post-split) shares of common stock of Suja and 2,500 shares of Series A Convertible Super-Voting Preferred Stock of Suja. Each share of preferred stock has a conversion rate of 1/1000 of the issued and outstanding common stock and the total carries 50% of the voting rights until converted.  In addition, the Company’s President received a right to a royalty of 2.5% of sales up to $100,000,000 per year and 1.5% of sales over $100,000,000 per year for 10 years.

Upon issuance of additional shares by the Company, the President, at his sole discretion, may be issued additional shares equal to a pro-rata percentage of the additional shares issued by the Company, effectively making these shares non-dilutable. This pro-rata percentage based on shares held by the President at the date of the transaction is 65.2%. Should these shares be sold or transferred, this provision will cease to be in effect. At December 31, 2013, based on the total number of outstanding common shares of 126,970, 26,066 common shares of the Company are issuable to the President.

For accounting purposes, the Acquisition has been treated as a reverse recapitalization, rather than a business combination. Accordingly, for accounting purposes GEI is considered the acquirer and surviving entity in the reverse recapitalization. The accompanying historical financial statements prior to the Acquisition are those of GEI.

The consolidated financial statements present the previously issued shares of Suja common stock as having been issued pursuant to the Acquisition on August 15, 2013, with the consideration received for such issuance being the estimated fair value of Suja shares issued, based on the number of equity interest GEI would have had to issue to give Suja the same percentage equity interest in the combined entity that results from the reverse acquisition. The excess of the consideration issued over the net assets of Suja is recognized as an adjustment to deficit. As at the date of the acquisition Suja was in a net liability position.

$

Preferred shares issued	50,000
Common shares issued	130,000
Total consideration	180,000

Net liabilities acquired
Liabilities assumed	(159,924)
Liabilities forgiven on acquisition	(122,452)
Net liabilities acquired	37,572

Adjustment to deficit	217,572

The shares of common stock of  Suja issued to GEI’s stockholders in the Acquisition are presented as having been outstanding since the original issuance of the shares. The adjustment to the share capital has been retroactively applied to all share, weighted average share, and loss per share disclosures.

NOTE 12 - INCOME TAXES

The provision (benefit) for income taxes from continued operations for the years ended December 31, 2013 and 2012 consist of the following:

	Year Ended December 31,
	2013	2012
Current:
Federal	$-	$-
State	-	-
	-	-
Deferred:
Federal	$148,912	$29,478
State	-	-
	148,912	29,478
Valuation allowance	(148,912)	(29,478)
Provision benefit for income taxes, net	$-	$-

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

	December 31,
	2013	2012

Statutory federal income tax rate	(34.0%)	(34.0%)
State income taxes and other	0.0%	0.0%
Change in valuation allowance	34.0%	34.0%
Effective tax rate	-	-

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

	December 31,
	2013	2012

Net operating loss carryforward	148,912	278,076
Valuation allowance	(148,912)	(278,076)

Deferred income tax asset	$-	$-

The Company has a net operating loss carry forward of approximately $437,976 available to offset future taxable income through 2030, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The Company lost the Net Operating Loss of $1,042,423 from 2012 in accordance with IRC 382 Change in Control.  The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized. The Company anticipates it will continue to record a valuation allowance against the losses of certain jurisdictions, primarily federal and state, until such time as we are able to determine it is “more-likely-than-not” the deferred tax asset will be realized. Such position is dependent on whether there will be sufficient future taxable income to realize such deferred tax assets.  The Company’s effective tax rate may vary from period to period based on changes in estimated taxable income or loss by jurisdiction, changes to the valuation allowance, changes to federal, state or foreign tax laws, future expansion into areas with varying country, state, and local income tax rates, deductibility of certain costs and expenses by jurisdiction.

Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. The effect of any limitations that may be imposed for future issuances of equity securities, including issuances with respect to acquisitions have not been determined.

NOTE 13– SUBSEQUENT EVENTS

On January 1, 2014 the Company issued 230,000 of its common stock for conversion of debt and accrued interest of $35,000.  The conversion was for unpaid salaries to prior officer of the Company.

On January 1, 2014 the Company issued 1,700,000 of its common stock for conversion of debt of $50,000 for the reduction of the outstanding principal balance due to Ann Arbor Sparks (see Note 6).

On January 1, 2014 the Company issued 42,757,999 of its common stock for officer consideration, consulting and marketing services.

On April 11, 2014 the Company amended its Articles of Incorporation and authorized 1,400,000,000 common shares at $0.001 par value.

DEALER PROSPECTUS DELIVERY OBLIGATION

“UNTIL___________________________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.  THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.”

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses Of Issuance And Distribution

The following table sets forth the costs and expenses payable by GEI Global Energy Corp. in connection with registering the sale of the common stock. GEI Global Energy Corp. has agreed to pay all costs and expenses in connection with this offering of common stock. Set for the below is the estimated expenses of issuance and distribution, assuming the maximum proceeds are raised.

Legal and Professional Fees	$20,000
Accounting Fees	$2,000
Audit-related Fees	$5,000

Total	$27,000

Item 14.  Indemnification Of Directors And Officers

As permitted by the Nevada General Corporation Law, we have adopted provisions in our by-laws to be in effect that limits or eliminates the personal liability of our directors. Consequently, a director will not be personally liable to us, or our stockholders, for monetary damages or breach of fiduciary duty as a director, except for liability for:

●	any breach of the director's duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

●	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Nevada General Corporation Law; and
●
we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We intend to obtain and thereafter maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

Item 15.     Recent Sales Of Unregistered Securities

Fiscal Year Ending December 31, 2014

On January 1, 2014 the Company issued 230,000 of its common stock for conversion of debt and accrued interest of $35,000.

On January 1, 2014 the Company issued 1,700,000 of its common stock for partial conversion of debt of $50,000.

On January 1, 2014 the Company issued 45,557,999 of its common stock for management, consulting and marketing services.

Fiscal Year Ended December 31, 2013

On December 18, 2013 the Company approved a 1 for 200 reverse stock split.

Stock Issued for Services

On November 12, 2013 the Company issued 875 of its common stock for consulting services with an estimated fair value of $21,350 per share and recorded an expense of $21,350.

Stock Issued for Cash

On November 4, 2013 the Company issued 2,762 of its common stock for $67,500. The shares issued are non-dilutable, up to 5% of the issued and outstanding capital stock of the Company. Should these shares be sold or transferred, this provision will cease to be in effect. At December 31, 2013, there are 2,022 shares of common stock issuable for the non-dilution provision.

Stock Cancelled

During the year ended December 31, 2013, the Company cancelled 57,000 shares of common stock as follows:

Date	Number of Shares
July 24, 2013	7,000
August 19, 2013	50,000
Total	57,000

Stock Issued in Connection with the Conversion of Debt

During the year ended December 31, 2013, the Company issued 3,000 shares of common stock  valued at $177,662 for the conversion of the principal and accrued interest of debt held by six (6) convertible debt holders.    The Company also issued 5,000 shares of common stock valued at $32,700 for the conversion of the principal and accrued interest of debt held by one (1) convertible debt holders.  The conversion price was agreed to by the transacting parties.    The fair values of the shares of common stock issued for the conversion of debt was recorded as a reduction in convertible notes payable and accrued interest for the year ended December 31, 2013.

Date	Number of Shares	Fair Value
July 31, 2013	3,000	$177,662
December 4, 2013	5,000	$32,700
Total	8,000	$210,362

ITEM 16.    EXHIBITS

The following exhibits are included with this registration statement:

Exhibit 3.1-Amended Articles of Incorporation
Exhibit 3.2-ByLaws
Exhibit 23.1-Consent of Independent Auditor
Exhibit 23.2-Consent of Counsel
Exhibit 99.1-Subscription Agreement

ITEM 17.   UNDERTAKINGS

Under Rule 415 of the Securities Act, we are registering securities for an offering to be made on a continuous or delayed basis in the future. The registration statement pertains only to securities (a) the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness and (b) are registered in an amount which, at the time the registration statement becomes effective, is reasonably expected to be offered and sold within two years from the initial effective date of the registration.

Based on the above-referenced facts and in compliance with the above-referenced rules, GEI Global Energy Corp. includes the following undertakings in this Registration Statement:

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period, in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(1) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Flint, State of Michigan on May 9, 2014.

GEI Global Energy Corp (Registrant)

By:	/s/ K. J. Berry
Chairman and CEO

Board

By:	/s/ K. J. Berry
Chairman and CEO, Director

By:	/s/ Dave Namenye
Director